Exhibit 10

CREDIT CARD PROGRAM AGREEMENT
by and among
DILLARD’S, INC.,
WELLS FARGO BANK, N.A. and
for the limited purposes stated herein,
DILLARD INVESTMENT CO., INC.

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7.2	Servicing	44
7.3	Service Level Standards	46
7.4	Program Features and Functionality	47
7.5	Systems Interface; Technical Support	47

Article VIII MERCHANT SERVICES		47
8.1	Transmittal and Authorization of Charge Transaction Data	47
8.2	POS Terminals	48
8.3	In-Store Payments	48
8.4	Settlement Procedures	48
8.5	The Bank’s Right to Charge Back	49
8.6	Exercise of Chargeback	49
8.7	No Merchant Discount	49

Article IX PROGRAM ECONOMICS		50
9.1	Company Compensation	50
9.2	The Bank’s Responsibility for Program Operation	50
9.3	Joint Program Commitment	50

Article X LICENSED MARKS AND INTELLECTUAL PROPERTY		50
10.1	Licensed Marks	50
10.2	Termination; Ownership; and Infringement	51
10.3	Intellectual Property	52

Article XI REPRESENTATIONS, WARRANTIES AND COVENANTS		53
11.1	General Representations and Warranties of the Company	53
11.2	General Representations and Warranties of the Bank	55
11.3	No other Representations or Warranties	57
11.4	General Covenants of the Company	57
11.5	General Covenants of the Bank	58

Article XII ACCESS, AUDIT AND DISPUTE RESOLUTION		59
12.1	Access to Facilities, Books and Records	59
12.2	Audit Rights	60
12.3	Governmental Authority Supervision	60
12.4	Dispute Resolution	61

Article XIII CONFIDENTIALITY		61
13.1	General Confidentiality	61
13.2	Use and Disclosure of Confidential Information	63
13.3	Unauthorized Use or Disclosure of Confidential Information	63
13.4	Return or Destruction of Confidential Information	64

Article XIV RETAIL PORTFOLIO ACQUISITIONS AND DISPOSITIONS		64
14.1	Retailer that Operates a Credit Card Business	64
14.2	Conversion of Purchased Accounts	65
14.3	No Other Company Obligations	66

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14.4	Retail Portfolio Dispositions	66

Article XV EVENTS OF DEFAULT; RIGHTS AND REMEDIES		66
15.1	Events of Default	66
15.2	Defaults by the Bank	67
15.3	Defaults by the Company	68
15.4	Remedies for Events of Default	68

Article XVI TERM/TERMINATION		69
16.1	Term	69
16.2	Termination by the Company Prior to the End of the Initial Term or a Renewal Term	69
16.3	Termination by the Bank Prior to the End of the Initial Term or a Renewal Term	69

Article XVII EFFECTS OF TERMINATION		70
17.1	General Effects	70
17.2	The Company’s Option to Purchase the Program Assets	70
17.3	Rights of the Bank if Purchase Option Not Exercised	72

Article XVIII INDEMNIFICATION		73
18.1	Company Indemnification of the Bank	73
18.2	Bank Indemnification of the Company	74
18.3	Procedures	75
18.4	Notice and Additional Rights and Limitations	76

Article XIX MISCELLANEOUS		76
19.1	Precautionary Security Interest	76
19.2	Securitization	77
19.3	Assignment	77
19.4	Sale or Transfer of Accounts	77
19.5	Subcontracting	77
19.6	Amendment	78
19.7	Non-Waiver	78
19.8	Severability	78
19.9	Venue	78
19.10	Governing Law	78
19.11	Specific Performance	78
19.12	Notices	79
19.13	Further Assurances	79
19.14	No Joint Venture	80
19.15	Press Releases	80
19.16	No Set-Off	80
19.17	Third Parties	80
19.18	Force Majeure	80
19.19	Entire Agreement	81
19.20	Binding Effect	81

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19.21	Counterparts/Facsimiles	81
19.22	Survival	81
19.23	Change of Control of the Company	81

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CREDIT CARD PROGRAM AGREEMENT
This Credit Card Program Agreement is made as of the 31st day of March, 2014, by and among Dillard’s, Inc., a Delaware corporation (the “Company”), Dillard Investment Co., Inc., a Delaware corporation (“DIC”), a subsidiary of the Company, and Wells Fargo Bank, N.A., a national banking association (the “Bank”), the Company and the Bank each referred to herein as a “Party”, and collectively, the “Parties”.
W I T N E S S E T H:
WHEREAS, the Bank proposes to acquire from GE the GE Program Assets (as hereinafter defined) currently governed by the GE Program Agreement (as hereinafter defined) and in connection therewith will execute and deliver a purchase and sale agreement (the “Purchase Agreement”) providing for such acquisition and the assumption of certain liabilities related thereto;
WHEREAS, the Company has requested that the Bank establish a program pursuant to which, following the Effective Date of this Agreement, the Bank shall issue Company Credit Cards (as hereinafter defined) to be serviced, marketed and promoted in accordance with the terms hereof (the program established in accordance with this Agreement, the “Program”);
WHEREAS, the Parties hereto agree that the goodwill associated with the Company Licensed Marks and the Bank Licensed Marks (each as hereinafter defined) contemplated for use hereunder are of substantial value that is dependent upon the maintenance of high quality services and appropriate use thereof;
NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.1    Generally. The following terms shall have the following meanings when used in this Agreement:
“Account” means a Private Label Account or a Co-Branded Account as set forth in this Agreement and includes any Purchased Account.
“Account Documentation” means any and all documentation relating to the Accounts, including Credit Card Documentation, electronic payment authorization agreements, checks or other forms of payment with respect to the Accounts, notices to Cardholders, credit bureau reports (to the extent not prohibited from transfer by the contract with the credit bureau), adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or

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nature arising from or relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include the Company’s or any of its Affiliates’ register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of Goods and Services, any reports, analyses or other documentation prepared by the Company or its Affiliates for use in the retail business operated by the Company and its Affiliates except to the extent such documentation serves a dual purpose of documenting the Account Documentation, in which case such materials shall be considered Account Documentation as well as Shopper Data.
“Affiliate” means, with respect to the Company, each Person that is controlled by the Company and, with respect to the Bank, each Person controlled by Wells Fargo & Company or any successor thereof. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Program Agreement, together with all of its schedules and exhibits, as amended, supplemented or otherwise modified from time to time.
“Applicable Law” means, to the extent applicable to a Party, the Program or the Accounts, (i) all federal, state and local laws (including common law), statutes, rules and regulations; (ii) written regulatory guidance, written substantive recommendations or directives, written opinions and written interpretations, policies and guidelines of any Governmental Authority; (iii) rulings, injunctions, judgments and orders of any Governmental Authority, and the final outcome of any binding arbitration; (iv) any written or oral guidance, directives or instructions from a Governmental Authority with jurisdiction over such party; (v) the bylaws, rules and regulations of the Payment Network, to the extent applicable by the terms of such bylaws, rules and regulations, and (vi) written internal governance directives that Bank adopts that are calibrated to the Bank’s own risk tolerance levels, including reputational concerns, which may go beyond the written letter of any regulation, rule or regulatory guidance, and which are designed to address legal and regulatory compliance related matters and are consistently applied across all of the Bank’s and its U.S. Affiliates’ credit card portfolios (unless such legal and regulatory compliance matters are inapplicable to a particular portfolio), which internal governance directives may include directives adopted in response to items (ii) and (iii) that are directly binding on third parties (but not the Bank) that the Bank reasonably determines would likely be applicable, in whole or in part, to the Bank and, if so applied, would likely have an adverse impact on the liability or reputation of the Bank or the Program. Without limiting the foregoing, following the Effective Date, the Bank may exercise its rights and obligations hereunder with respect to Applicable Law in response to the enactment by any Governmental Authority of a change of any of the items referred to in clauses (i) through (iii) that has not yet become effective, but only to the extent that the Bank’s actions are (A) taken based on the good faith determination of the Bank that such actions are advisable in order to achieve compliance by the expected effective date and (B) being applied consistently to all of the Bank’s and its U.S. Affiliates’ credit card portfolios. If a Party is exercising its rights and obligations hereunder with respect to Applicable Law described in subclause (iv) of this definition that is a non-written guidance, directive or instruction from a Governmental Authority, such Party must certify in writing that such Party is obligated to take such action pursuant to such non-written guidance, directive or instruction, which certification shall include a reasonably detailed summary of the

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non-written guidance, directive or instruction and the circumstances in which it was given and identifying the particular Governmental Authority issuing such oral guidance, directive or instruction (or, if the Party is not permitted to disclose such summary, a written confirmation from an officer that such disclosure is prohibited by Applicable Law (excluding Applicable Law described in clause (vi) of this definition)). Notwithstanding the foregoing, references to “Applicable Law” used herein relating to a Party’s authority to take actions in relation to, or to make changes to, (A) the Operating Procedures, (B) POS and processes and procedures in Company Channels, or (C) the sharing, use and disclosure of Cardholder Data and Shopper Data (including all references to “Applicable Law” in Article VI) shall not include clause (vi) of this definition.
“Applicable Order” means, with respect to any Person, a written directive, restriction, ruling, judgment, injunction, writ, decree, permit, license or order of any Governmental Authority or any written Agreement with any Governmental Authority, in each case legally binding on that Person.
“Applicant” means a Person that has submitted an Application under the Program.
“Application” means the credit application that must be completed and submitted and approved by the Bank in order to establish an Account (whether or not approved or disapproved by the Bank and including any such application submitted at the POS, by phone or via the Internet or a mobile phone or tablet).
“Approved Ancillary Products” means any Credit Card enhancement products (other than the Company Credit Cards) mutually agreed by the Parties to be offered to Cardholders under the Program from time to time.
“Average Daily Cardholder Indebtedness” means, for any measurement period, the sum of the Cardholder Indebtedness outstanding as of each day during such measurement period divided by the number of days in such measurement period.
“Bank” has the meaning set forth in the preamble hereof.
“Bank Designee” has the meaning set forth in Section 3.2(b) hereof.
“Bank Event of Default” means the occurrence of any one of the events listed in Section 15.2 hereof or an Event of Default where the Bank is the defaulting Party.
“Bank Licensed Marks” means those Trademarks of the Bank or its Affiliates that are listed on Schedule 1.1(a), as such schedule may be amended from time to time by the Bank.
“Bank Material Adverse Effect” means any change, circumstance, occurrence, event or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect upon the Program, the Accounts, the Cardholder Indebtedness, the financial condition of the Bank or the ability of the Bank to perform its obligations pursuant to this Agreement.

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“Bank Systems” means Systems owned, leased or licensed by and operated by or on behalf of the Bank or any of its Affiliates.
“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.
“Batch Prescreen” shall mean a process where the Bank’s offer of credit is made to certain customers prequalified by Bank (per its criteria), in a batch mode (often but not exclusively within a direct to consumer environment).
“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.
“Billing Date” means, for any Account, the day as of when the Account is billed.
“Billing Statement” means a summary (in electronic or paper form) of Account credit and debit transactions for a Billing Cycle including a general descriptive statement covering purchases, charges, past due account information and Loyalty Program information and any other information required by Applicable Law.
“Business Day” means any day, other than a Saturday or Sunday, on which both of the Bank and the Company are open for business at their respective U.S. headquarters.
“Business Line of Credit” means a line of credit issued to a business organization usable solely for the purpose of financing the purchase of Goods and Services (and all fees and charges relating thereto) through any Company Channel and for financing any other charges that may be made using such Business Line of Credit pursuant to the terms and conditions in respect thereto.
“Cardholder” means any Person who has been issued a Company Credit Card (including, as applicable in accordance with the context of the reference herein, any Person contractually obligated under a Credit Card Agreement and any authorized user(s) of an Account).
“Cardholder Data” means all personally identifiable information about a Cardholder (including authorized users, if available and permitted) or Applicant (i) received by or on behalf of the Bank in connection with an application for or use of a Company Credit Card or Account or (ii) otherwise obtained by or on behalf of the Bank (other than from the Company or its Affiliates) for inclusion in its database of Cardholder information, including all transaction and experience information collected by or on behalf of the Bank with regard to purchases with Company Credit Cards. For clarity, to the extent any particular data that is Cardholder Data also constitutes Shopper Data hereunder, such data may be used and disclosed by the Company in accordance with the provisions hereof applicable to Shopper Data and without regard to any additional restrictions that may be applicable to Cardholder Data.
“Cardholder Indebtedness” means all amounts charged and owing to the Bank by Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, finance charges, late charges, and to the extent applicable to any Company Credit Card from time to time in accordance with the terms hereof,

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charges in connection with balance transfers, convenience checks, cash advances, pay-by-phone fees, and any other fees and charges, whether or not posted or billed), less the amount of any credit balances owing by the Bank to Cardholders (including in respect of any payments and any credits associated with returns of goods and/or services and other credits and similar adjustments), whether or not posted or billed.
“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies (or provides a means of differentiating) Cardholders, including any such list that sets forth the names, addresses, email addresses (as available) and/or telephone numbers of any or all Cardholders.
“Change of Control” means, with respect to any Person (the “subject Person”):
(i) a Person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the subject Person or of any Person of which the subject Person is a Subsidiary;
(ii) such subject Person (or any Person of which such subject Person is a Subsidiary) merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which the subject Person (or such Person of which such subject Person is a Subsidiary) is not the surviving entity or which constitutes a “merger of equals”, it being understood that a Person shall not be considered the “surviving entity” of a transaction if either (A) the members of the board of directors of the Person immediately prior to the transaction constitute less than a majority of the members of the board of directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) securities of such Person that are outstanding immediately prior to the transaction (or securities into which such securities are converted in the transaction) represent less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction;
(iii) the subject Person sells all or substantially all of its assets to a Person that is not a wholly-owned Subsidiary of the ultimate parent entity of such subject Person prior to such transaction; or
(iv) if the subject Person is the Bank, the subject Person (or any Affiliate thereof) (A) sells, transfers, conveys, assigns or terminates all or a substantial part of the Bank’s Credit Card business or any portion thereof that includes all or any portion of the Accounts or that services the Accounts, (B) enters into any definitive agreement (whether or not subject to conditions) that would upon consummation in accordance with its terms (and assuming the receipt of all approvals and satisfaction of all conditions contemplated thereby) result in any such sale, transfer, conveyance, assignment or termination; or (C) enters into any other transaction, whether through a subcontracting arrangement, change in directorships or otherwise, which has the purpose or effect of changing the Persons entitled to direct the affairs of such subject Person or any parent entity thereof or the operations relating to the conduct of the Programs to any Person other than the ultimate parent entity of the Bank prior to such transaction or any wholly-owned Subsidiary thereof.

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Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as a result of any internal transaction solely among a Party and/or one or more of its Affiliates, whether through a merger, reorganization, asset transfer or otherwise.
“Charge Transaction Data” means the transaction information (in the form of electronic information) submitted to the Bank with respect to each purchase of Goods and Services by a Cardholder on credit using an Account, each return of Goods and Services for credit on an Account and each other adjustment at the point of sale made by the Company to an Account.
“Club Plans” has the meaning set forth in Schedule 4.7(b).
“Co-Branded Account” means an open-ended credit account linked to a Co-Branded Credit Card usable for the purpose of financing purchases (and all fees and charges relating thereto) of goods and services, including Goods and Services and Approved Ancillary Products, and for financing any other charges that may be made using a Co-Branded Credit Card pursuant to the terms of the related Credit Card Agreement, and which may be used where Payment Network Credit Cards are accepted.
“Co-Branded Credit Card” means a credit card that bears (i) a Company Licensed Mark, (ii) a trademark, tradename, service mark, logo or other proprietary designation of a Payment Network and (iii) to the extent issued or reissued after the Effective Date and to the extent elected by the Bank or required by Applicable Law, the name of the Bank (which shall be only on the back of the credit card unless otherwise required by Applicable Law or Payment Network regulations).
“Commitment Portion” means a fraction, the numerator of which is a Party’s commitment to the Joint Program Commitment as set forth on Schedule 9.3 and the denominator of which is the Joint Program Commitment.
“Company” has the meaning set forth in the preamble hereof.
“Company Channels” means (i) all retail establishments owned or operated by the Company or its Affiliates (including Licensee departments therein), (ii) all websites owned or operated by the Company or its Affiliates or their Licensees, and (iii) all mail order, catalog and other direct access media (including all mobile media, whether or not accessible through a website) that are owned or operated by the Company or its Affiliates or their Licensees.
“Company Credit Card” means a Co-Branded Credit Card or a Private Label Credit Card.
“Company Designee” has the meaning set forth in Section 3.2(b) hereof.
“Company Event of Default” means the occurrence of any one of the events listed in Section 15.3 hereof or an Event of Default where the Company is the defaulting Party.
“Company Licensed Marks” means those Trademarks of the Company that are listed on Schedule 1.1(b), as such schedule may be amended from time to time by the Company.

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“Company Material Adverse Effect” means any change, circumstance, occurrence, event or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect upon the Program, the Accounts, the Cardholder Indebtedness or the ability of the Company to perform its obligations pursuant to this Agreement.
“Company Transaction” means any purchase, exchange or return of Goods and Services by a Cardholder using an Account.
“Company Systems” means Systems owned, leased or licensed by and operated by, or on behalf of, the Company or its Affiliates.
“Competitive” with respect to any feature or aspect of the Program, means that such feature or aspect is not materially less favorable to the Company than the comparable aspect and feature of similar private label and co-branded programs of the major retailers listed on Schedule 1.1(c) (as mutually amended by the Parties from time to time), considering such other programs in the aggregate, in each case to the extent such features or aspects are known by a Party (and not prohibited from being communicated by such Party to the other Party) or publicly available.
“Confidential Information” has the meaning set forth in Section 13.1 hereof.
“Consumer Credit Product” means any consumer credit product pursuant to which a consumer or authorized borrower may purchase goods and services, and, to the extent permitted pursuant to the terms hereof, obtain cash advances or convenience checks, and transfer balances, including any secured card, including any card product secured by a lien on real or other property or by a deposit and any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account. For the avoidance of doubt the term does not include: (i) any gift card; or (ii) any debit card, smartcard, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature.
“Conversion” has the meaning set forth in Schedule 11.5(i) hereof.
“Credit Card Agreement” means the agreement between the Bank (including as an assignee of GE or any predecessor issuer thereto) and a Cardholder, governing the use of an Account, together with any amendments, modifications or supplements thereto (including through issuance of a change in terms notice) and any replacement of any such agreement.
“Credit Card Documentation” means, with respect to the Accounts: all Applications, Credit Card Agreements, Company Credit Cards, POS brochures, welcome brochures, new Account membership kits, and Billing Statements relating to such Accounts, in each case, in every form, whether printed, mobile or online.
“Data Security Standards” means the Payment Card Industry Data Security Standards maintained by the PCI Security Standards Council, LLC or any successor organization or entity.
“DIC” has the meaning set forth in the preamble hereof.
“Disclosing Party” has the meaning set forth in Section 13.1(e) hereof.

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“Dispute” has the meaning set forth in Section 12.4 hereof.
“Effective Date” means the GE Closing Date, which shall not occur earlier than November 1, 2014.
“Elite Credit Card” means a Private Label Credit Card or a Co-Branded Credit Card associated with a Cardholder who has attained the Company’s “elite” cardholder status based on criteria in effect at any time from time to time, which card bears such additional designations as the Company directs to indicate that such card has “elite” status.
“Employee Fraud” means an instance in which an employee of the Company or its Affiliates or Licensees has engaged in fraud, as evidenced by a joint determination of such fraud by the Managers or both the Company’s and the Bank’s loss prevention teams agreeing that the employee engaged in such fraud.
“Event of Default” means the occurrence of any one of the events listed in Section 15.1 hereof.
“Excluded Accounts” means, as of the Program Purchase Date, all Accounts that have been written off by the Bank or have not been written off but were required to have been written off in accordance with the Bank’s policies and procedures or that are subject to litigation (pre- and post-judgment) and all receivables related to such Accounts.
“FDIC” means the Federal Deposit Insurance Corporation.
“Fiscal Month” means each four (4) or five (5) week period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Month in which the Effective Date occurs shall be deemed to begin on the Effective Date.
“Fiscal Quarter” means each three (3) month period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Month in which the Effective Date occurs shall be deemed to begin on the Effective Date.
“Fiscal Year” means the fiscal year set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to January 31; provided that the first Fiscal Year under this Program shall be the period beginning on the Effective Date and ending on the Saturday closest to January 31, 2015.
“Force Majeure Event” has the meaning set forth in Section 19.18 hereof.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“GE” means GE Capital Retail Bank.

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“GE Closing” shall mean the closing of the transactions under the Purchase Agreement.
“GE Closing Date” means the date of the GE Closing.
“GE Program Agreement” means the Private Label Credit Card Program Agreement, dated as of August 7, 2004, by and between Dillard’s, Inc. and GE Capital Retail Bank (f/k/a GE Money Bank f/k/a GE Capital Consumer Card Co.).
“GE Program Assets” has the meaning set forth on Schedule 1.1(f).
“Goods and Services” means the products and services sold, charged or offered by or through Company Channels, including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the Company Channels and any sales tax relating to the foregoing charges and to such customers in connection therewith.
“Governmental Authority” means any United States federal, state or local governmental or regulatory authority, agency, court, tribunal, commission or other entity exercising executive, legislative or judicial functions of or pertaining to government in the United States.
“Indemnified Party” has the meaning set forth in Section 18.3 hereof.
“Indemnifying Party” has the meaning set forth in Section 18.3 hereof.
“Initial Term” has the meaning set forth in Section 16.1 hereof.
“Inserts” has the meaning set forth in Section 5.2(a) hereof.
“Instant Credit” means an Application procedure designed to open Accounts as expeditiously as possible at POS, whereby the Application information is communicated to the Bank systemically at POS or during the order entry process to facilitate the necessary credit analysis.
“In-Store Payment” means any payment on an Account made to the Bank via the Company in a physical store Company Channel by a Cardholder or a person acting on behalf of a Cardholder.
“Intellectual Property” means, on a worldwide basis, all intellectual property rights, including (i) copyrights, copyrighted works and works of authorship including software; (ii) trade secrets; (iii) patents, designs, inventions, algorithms and other industrial property rights; and (iv) applications, registrations, renewals, extensions, continuations, divisions, reissues, reexaminations or foreign counterparts thereof now or hereafter in force (including any rights in any of the foregoing) but excluding Trademarks.
“Internet Services” has the meaning set forth in Section 4.8(a) hereof.
“Joint Program Activities” has the meaning set forth in Schedule 9.3 hereof.

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“Joint Program Commitment” has the meaning set forth in Schedule 9.3 hereof.
“Knowledge” means, (i) with respect to the Company, the actual knowledge of the Chief Financial Officer of the Company or the Company’s Manager and (ii) with respect to the Bank, the actual knowledge of the president of Retail Services of the Bank, the Group Financial Officer-Consumer Credit Solutions of the Bank, or the Bank’s Manager, in each case after due inquiry of direct reports.
“Licensee” means any Person authorized by the Company or any of its Subsidiaries to operate in and sell Goods and Services from the Company Channels or under the Company Licensed Marks, solely with respect to such Person’s or any of its Affiliates’ operation in and sale of Goods and Services from the Company Channels or under the Company Licensed Marks.
“Losses” has the meaning set forth in Section 18.1 hereof.
“Loyalty Program” has the meaning set forth in Section 4.10 hereof.
“Manager” has the meaning set forth in Section 3.3(a) hereof.
“Manager Matters” has the meaning set forth in Section 3.2(c) hereof.
“Marketing Committee” has the meaning set forth in Section 3.2(a) hereof.
“Marketing Plan” means the document that outlines the objectives, targets, strategies and tactics, including marketing and promotional programs, including with respect to new account solicitation, usage and awareness programs for the applicable Fiscal Year.
“Monthly Settlement Sheet” has the meaning set forth in Section 7.1(b) hereof.
“Net Credit Sales” means, for any date or measurement period, an amount equal to (i) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) since the Retail Day preceding such date or the beginning of such measurement period, minus (ii) the sum of credits for returned goods and cancelled services and other credits (such as concessions, discounts and adjustments) on Accounts since the Retail Day preceding such date or the beginning of such measurement period.
“New Mark” has the meaning set forth in Section 10.1(c) hereof.
“New Portfolio” has the meaning set forth in Section 14.1 hereof
“Nominated Purchaser” has the meaning set forth in Section 17.2(a) hereof.
“OCC” means the Office of the Comptroller of the Currency.
“Operating Procedures” means the operating procedures for the Program in effect from time to time in accordance with Section 4.1 hereof.
“Party” has the meaning set forth in the preamble hereof.

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“Payment Network” means any card association or card network (which may be Visa, MasterCard, American Express, Discover or any successor thereto or any other card association or card network from time to time) in which the Company Credit Cards participate.
“Payment Network Transaction” means a purchase, return, cash advance or other form of transaction using a Co-Branded Account other than in a Company Channel.
“Person” means any individual, corporation, business trust, partnership, association, limited liability company, joint venture, unincorporated association or similar organization, or any Governmental Authority.
“POS” means point of sale.
“Previously Disclosed” means a disclosure in writing setting forth an exception to the representations and warranties of the Company or the Bank, as applicable, in each case as set forth in the corresponding Schedule to this Agreement, which Schedules are being delivered by the Company and the Bank concurrently with the execution and delivery of this Agreement by the Parties.
“Prime Rate” means the rate per annum listed in the “Money Rates” section of The Wall Street Journal as the “prime rate”. If The Wall Street Journal ceases publication of such rate, then the Prime Rate means the so-called prime rate as announced by an alternate publication to be mutually agreed by the Parties.
“Private Label Account” means an open-ended credit account linked to a Private Label Credit Card and usable solely for the purpose of financing the purchase of Goods and Services (and all fees and charges relating thereto) through any Company Channel and for financing any other charges that may be made using such Private Label Credit Card pursuant to the terms of the relevant Credit Card Agreement.
“Private Label Credit Card” means a credit card that bears only a Company Licensed Mark and, to the extent issued or reissued after the Effective Date and elected by the Bank or required by Applicable Law, the name of the Bank (which shall be only on the back of the credit card unless otherwise required by Applicable Law) and does not bear any Trademark of a Payment Network.
“Program” has the meaning set forth in the recitals.
“Program Assets” means the Accounts (excluding Excluded Accounts, which shall be addressed in Section 17.2(i)) and all Account numbers associated therewith (including, as a general matter, the Program BIN Numbers), Account Documentation, Solicitation Materials (except for any portion thereof reflecting Bank Licensed Marks), the Cardholder List, Cardholder Data, all Cardholder Indebtedness, all Program Toll-Free Numbers, and all rights, claims, credits, causes of action and rights of set-off against third parties to the extent relating to the foregoing (in each case, whether held by the Bank or a third party). Program Assets shall not include the Shopper Data which shall be and remain the property of the Company at all times.

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“Program BIN Number” means each of BIN number 6045 and BIN number 3743 (and any successor thereto permitted pursuant to this Agreement).
“Program Materials” has the meaning set forth in Section 10.3(a) hereof.
“Program Objectives” has the meaning set forth in Section 3.1 hereof.
“Program Privacy Policy” shall mean the privacy policy and associated disclosures to be provided by the Bank to Cardholders in connection with the Program, the initial form of which is set forth as Schedule 6.2(b), as the same may be modified from time to time in accordance with this Agreement.
“Program Purchase Date” has the meaning set forth in Section 17.2(c) hereof.
“Program Toll-Free Numbers” has the meaning set forth in Section 7.2(c) hereof.
“Program Website” has the meaning set forth in Section 4.8(a) hereof.
“Purchase Agreement” has the meaning set forth in the recitals hereof.
“Purchase Notice” has the meaning set forth in Section 17.2(b) hereof.
“Purchased Account” means an Account included in the GE Program Assets.
“Qualified Dillard’s Customer” shall mean certain customers of the Company that the Company determines are available to be solicited for Accounts under the Program.
“Qualified Dillard’s Customer List” means the list of Qualified Dillard’s Customers provided from time to time by the Company to the Bank for purposes of soliciting such Persons for the Program in accordance with a Marketing Plan.
“Real-Time Prescreen” means a process where the Bank’s offer of credit is made to certain customers pre-qualified by the Bank (per its criteria), in a real-time pre-approved manner, at the POS in any Company Channel at the time of a transaction.
“Receiving Party” has the meaning set forth in Section 13.1(e) hereof.
“Renewal Term” has the meaning set forth in Section 16.1 hereof.
“Representative” means a Person’s employees, officers, directors, accountants, consultants and advisors (including outside counsel).
“Retail Day” means any day on which a physical retail store owned or operated by the Company or any of its Subsidiaries is open for business.
“Retail Merchant” means the Company and any of its Affiliates or Licensees that accept the Company Credit Cards in accordance with this Agreement.

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“Risk Management Policies” means the Bank’s underwriting and risk management policies, procedures and practices applicable to the Program, including risk management policies, procedures and practices for credit and Account openings, transaction authorization, collections, credit line assignment, increases and decreases, over-limit decisions, Account closures, payment crediting and charge-offs and fraud prevention and mitigation, as amended by Bank from time to time.
“Scheduled Retailer” means each Person listed on Schedule 1.1(d) hereto as updated by the Parties from time to time.
“Second-Look Program” has the meaning set forth in Schedule 2.2(b) hereof.
“Security Incident” has the meaning set forth in Section 6.1(c) hereof.
“Service Providers” means, with respect to a Person, the vendors, service providers and subcontractors utilized by such Person in connection with the performance of services and obligations provided under this Agreement. For the avoidance of doubt, the Bank and its Affiliates and their respective Service Providers shall not be deemed to be Service Providers of the Company for purposes of this Agreement, and the Company and its Affiliates and their respective Service Providers shall not be deemed to be Service Providers of the Bank for purposes of this Agreement.
“Shopper” means any Person who makes purchases of Goods and Services or otherwise uses, enters or accesses Company Channels or otherwise contacts or is contacted by the Company or its Affiliates in connection with their retail operation (whether or not such Person makes any purchases).
“Shopper Data” means (i) all personally identifiable information regarding a prospective or actual Shopper, including all transaction, search, experience and purchase information obtained in connection with (A) such Shopper using, entering or accessing Company Channels, submitting an Application or making a purchase of Goods and Services (whether or not through use of a Company Credit Card), including all data referenced in Section 6.3(a), Charge Transaction Data and all transaction, search and experience information collected by or on behalf of the Company or an Affiliate thereof with respect to a Shopper and all line item purchase data and SKU level data collected about such actual or prospective purchase of Goods and Services, or (B) such Shopper applying for membership in or being a member of the Loyalty Program or any other loyalty program from time to time sponsored by the Company or its Affiliates and any transactions pursuant to the Loyalty Program or other loyalty program, in each case in clause (A) or (B), whether such information is obtained by the Company and its Affiliates from the Bank or otherwise and (ii) any personally identifiable information regarding a Shopper that is otherwise obtained by (or on behalf of) the Company or any of its Affiliates at any time (including prior to the date hereof).
“SLA” means each individual performance standard set forth on Schedule 7.2.
“Solicitation Materials” means documentation, artwork, copy and any other materials in any format or media (including writings, television, radio and internet), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation

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materials and coupons and solicitation materials contained on the Program Website or other mobile applications used in connection with the Program.
“Strategic Operating Committee” has the meaning set forth in Section 3.2(a) hereof.
“Subsidiary” when used with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, more than fifty percent (50%) of the equity interest of which) is owned directly or indirectly by such first Person or by another Subsidiary of such Person.
“Supported Account” has the meaning set forth in Section 4.12 hereof.
“Systems” means software, databases, computer hardware, systems, networks and other computer, information technology and telecommunications assets and equipment, but not the Intellectual Property therein.
“Term” means the Initial Term and each Renewal Term.
“Termination Period” means the period beginning on the earlier of the date of expiration of this Agreement or the date of any notice of termination pursuant to Article XVI and ending on the later of (i) the end of the then-current Term; or (ii) either (A) the date the Program Assets are purchased pursuant to Section 17.2, if the Company or a Nominated Purchaser purchases the Program Assets, or (B) the date that either (1) the Company delivers written notice to the Bank of its election not to purchase the Program Assets or (2) the right of the Company to purchase the Program Assets expires in accordance with the terms of this Agreement.
“Trademark” means any trade name, service mark, logo, trade dress, internet domain name, social media identifier, corporate name, or other source indicator or proprietary designation.
“Trademark Style Guide” means any rules governing the manner of usage of Trademarks.
“Transaction” means any Company Transaction or Payment Network Transaction.
“Transition Plan” shall mean the transition plan as to the actions the Parties shall take to initiate the Program in accordance with this Agreement, which shall include the components set forth in Schedule 1.1(e) and such other provisions as the Parties may agree in writing prior to the Conversion.
1.2    Miscellaneous.
(a)    As used herein, references to:
(i)    the preamble or the recitals, Sections or Schedules refer to the preamble, recitals, Sections or Schedules to this Agreement;

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(ii)    any agreement (including this Agreement) refer to the agreement as amended, modified, supplemented, restated or replaced from time to time;
(iii)    any Applicable Law refers to such Applicable Law as amended, modified, supplemented or replaced from time to time;
(iv)    any Governmental Authority include any successor to the Governmental Authority;
(v)    this Agreement means this Agreement and the Schedules hereto; provided, that, in the event of any conflict between this Agreement and the Schedules, this Agreement shall govern;
(vi)    references to any Section in this Agreement include references to any Schedule attached thereto;
(vii)    the plural number shall include the singular number (and vice versa);
(viii)    “herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement;
(ix)    “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;
(x)    “$” or “dollars” shall be deemed references to United States dollars; and
(xi)    the “date hereof” shall mean the date as of which both Parties have executed this Agreement.
(b)    The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(c)    Unless otherwise explicitly set forth herein, any consent or approval that may be given by a Party hereunder may be given or withheld in such Party’s sole and absolute discretion.
(d)    Unless specified as Business Days, Retail Days, Fiscal Months or Fiscal Years, all references herein to days, months or years shall be deemed references to calendar days, calendar months or calendar years.
(e)    Unless otherwise expressly specified herein, any payment that otherwise would be due on a day that is not a Business Day shall be deemed to be due on the first Business Day thereafter.
(f)    This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

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ARTICLE II

ESTABLISHMENT OF THE PROGRAM
2.1    Credit Program.
(a)    General. Beginning as of the Effective Date, the Bank shall offer and issue the Company Credit Cards. The Bank shall cause Instant Credit procedures and, to the extent approved by both Parties, Real-Time Prescreen and Batch Prescreen procedures to be available for use in the Program by the Effective Date (or in the case of Real-Time Prescreen and Batch Prescreen, such later date as may be agreed by the Parties). The Bank shall promptly open a new Account and issue a new Company Credit Card with respect to each Application approved in accordance with the Risk Management Policies; each Account number associated with such new Account shall bear a Program BIN Number. Unless otherwise mutually agreed by the Parties, the type of Credit Card to be issued to Applicants shall be determined in accordance with the creditworthiness of such Applicants as determined in accordance with the Risk Management Policies. To the extent approved in accordance with the terms of this Agreement, the Program shall include and the Bank shall offer such Approved Ancillary Products and other payment products as may be incorporated in the Program in the future. Subject to the Risk Management Policies, the Bank shall extend credit to existing Cardholders (including all Cardholders of Purchased Accounts) through the same type of Company Credit Card as initially issued to such Cardholder (unless the Parties shall mutually agree to offer a different type of Company Credit Card to existing Cardholders under any circumstances). In addition, the Bank will issue a Business Line of Credit to business organizations applying therefor subject to Applicable Law, provided, that the Bank shall not be obligated to issue Business Lines of Credit that would be reasonably likely to cause the aggregate Cardholder Indebtedness thereunder to exceed two percent (2%) of Cardholder Indebtedness. In furtherance of the foregoing, all references to Company Credit Cards and Accounts in Section 4.1, Section 4.3, Section 4.6, Section 4.9, Article VII, Article VIII and Article IX, including all Schedules related thereto, and the definition of “Cardholder Data”, shall be deemed to include Business Lines of Credit, and Business Lines of Credit shall be deemed to be Private Label Accounts and/or Private Label Credit Cards, as relevant, for purposes of such sections and related Schedules.
(b)    Notice to Cardholders; Conversion of Purchased Accounts. The Bank and the Company shall prepare jointly a form or forms of notices to each Cardholder of an Account constituting part of the GE Program Assets to the effect that such Cardholder’s Account has been acquired by the Bank and, if applicable, also containing any change of terms notices with respect to any change of terms to be implemented pursuant to Section 4.7. Such notice shall be in the form approved by both Parties, which approval will not be unreasonably withheld or delayed, and the Bank shall ensure that such notice will comply with all requirements of Applicable Law. The Bank shall maintain existing Account numbers (including the Program BIN Numbers) on the Accounts purchased by the Bank pursuant to the Purchase Agreement and shall use the Program BIN Numbers for all Accounts, in each case unless otherwise required by the Company in connection with a change in the Payment Network. The costs of preparation and mailings of such notices and new Company Credit Cards shall be borne solely by the Bank. The mailings shall be made in such manner and at such time as the Bank and the

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Company may mutually agree. The Bank shall cover all costs related to the conversion of the Purchased Accounts, including replacement of Credit Cards, notices to Cardholders and complying with other requirements of Applicable Law.
2.2    Exclusivity.
(a)    General. Except as otherwise provided in this Section 2.2, during the Term (including the Termination Period), the Company agrees that neither it nor any of its Affiliates shall, by themselves or in conjunction with or pursuant to agreements with any bank or other credit provider (other than the Bank or its Affiliates), market, offer or issue in the United States a Consumer Credit Product bearing a Company Licensed Mark or other mark using the Company name, other than through the Program; provided, however, that nothing in this Agreement shall restrict the Company or any of its Affiliates from negotiating and entering during the Term into an agreement with a third party to market, offer and/or issue, in each case subsequent to the Termination Period, any such Consumer Credit Product.
(b)    Second-Look Credit Card Program. The Parties’ agreement concerning the Second-Look Program is set forth on Schedule 2.2(b).
(c)    Retail Portfolio Acquisition. Notwithstanding Section 2.2(a), the Bank’s sole rights with respect to credit card portfolios acquired by the Company and its Affiliates during the Term are set forth in Article XIV hereof.
(d)    International Products. For the avoidance of doubt, this Agreement does not restrict in any way the Company’s rights with respect to (i) any Consumer Credit Product, whether or not bearing a Company Licensed Mark or other mark using the Company name, in any country, territory or jurisdiction outside of the United States or (ii) any activities primarily directed at any Person whose primary residence is not in the United States.
(e)    Other Products. Except to the extent expressly set forth in Sections 2.2 and 4.10, the Company and its Affiliates shall not be restricted in any way with respect to any activities or payment products. For the avoidance of doubt, the Company, its Subsidiaries and its Affiliates shall be free to take any of the actions described in Schedule 2.2(e) at any time.
(f)    Option to Bid. If the Company or any of its Affiliates controlled by the Company desires to offer or issue in the United States any payment product bearing or associated with a Company Licensed Mark, other than a Consumer Credit Product, then the Company will inform the Bank of such desire and give the Bank and its Affiliates a right to submit a bid to offer such product on the same terms and conditions as any other participant from whom the Company or such Affiliates may solicit bids. For the avoidance of doubt, the Company and its Affiliates shall be under no obligation to accept the bid of the Bank or any of its Affiliates, and the Company and its Affiliates shall be free to offer or issue itself or themselves, or enter into any agreement with any other Person for the offering or issuance of, such payment product so long as the Company and its Affiliates have afforded the Bank and its Affiliates the opportunity to participate in the bid process on a similar basis with all other participants; provided, however, that in the case of an agreement with any other Person, the

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terms offered by such other Person are not, in the aggregate, materially less favorable to the Company than the terms offered by the Bank.
2.3    Mobile Technology. The Company and the Bank intend to be innovative and market-leading with respect to the methods or devices used to access Accounts, including mobile phones or tablets. In the event the Parties determine it would be beneficial for the Company Credit Cards to participate in one or more mobile payments initiatives used in Company Channels, whether operated by the Bank, the Company or third parties, the Parties shall use commercially reasonable efforts to facilitate the participation of the Company Credit Cards in such mobile payments initiatives. Further, upon the Company’s request, the Parties shall use commercially reasonable efforts to expeditiously enable utilization of alternative methods or devices for accessing Accounts, including mobile phones or tablets, provided that both Parties have reasonably determined that security protocols for the alternative methods or devices do not expose the Bank or the Program to unreasonable risk of fraud or data security breaches as compared with the then-existing methods or devices used to access Accounts. For purposes of clarity, the Parties understand that neither Party shall pursue or enable any modifications to the methods or devices used to access Accounts that would impose costs or other obligations on the other Party, unless it first obtains the other Party’s express consent. Both Parties must reach agreement regarding the allocation of costs of mobile technology in the Program. Notwithstanding the foregoing, the Parties acknowledge that Cardholders may be able to elect to have their Company Credit Cards participate in a mobile payments initiative without the Company’s or the Bank’s consent, and any such election shall not be deemed to constitute a breach by either Party hereunder or otherwise have any impact on the Parties obligations hereunder.
2.4    Payment Network. The Parties’ agreement concerning the Payment Network is set forth on Schedule 2.4.
ARTICLE III

PROGRAM MANAGEMENT AND ADMINISTRATION
3.1    Program Objectives. In performing its responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following Program objectives (the “Program Objectives”), which shall in no event override or limit any of the express rights or obligations of the Parties hereunder:

(a)	to drive the Company’s retail sales and profitability and increase the penetration of retail sales;

(b)	to optimize the Company’s and the Bank’s multi-channel strategy and improve digital and mobile technology capabilities associated with the Program;

(c)	to preserve and grow the Company’s brand and deepen relationships with Shoppers and Cardholders;

(d)	to maintain and improve customer insight and analysis and enhance the Company’s customer experience;

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(e)	to retain and grow Accounts and receivables associated therewith and increase Company Credit Card usage to optimize Program economics for both the Company and the Bank; and

(f)	to ensure that the Company’s customers are offered credit in compliance with Applicable Law and consistent with principles of safety and soundness.
3.2    Committees.
(a)    Establishment of Committees. The Company and the Bank hereby establish two committees to, in addition to the Managers (described in Section 3.3(a) below), oversee and review the conduct of the Program pursuant to this Agreement: (i) a marketing committee (the “Marketing Committee”), and (ii) a Strategic Operating Committee (the “Strategic Operating Committee”).
(b)    Composition of Committees. The Marketing Committee shall consist of six (6) members, of whom three (3) members shall be nominated by the Company and three (3) members shall be nominated by the Bank. One (1) of each Party’s designees to the Marketing Committee shall be such Party’s Manager. The Strategic Operating Committee shall consist of eight (8) members, of whom four (4) members shall be nominated by the Company and four (4) members shall be nominated by the Bank. Any member nominated to either such committee by the Company is herein referred to as a “Company Designee” and any member nominated to either such committee by the Bank is herein referred to as a “Bank Designee”. The initial Company Designees and Bank Designees to the Marketing Committee and the Strategic Operating Committee will be the Persons specified in Schedule 3.2(b). Each Party shall at all times have as one of its designees on the Strategic Operating Committee the Person with overall responsibility for the performance of the Program within his or her respective corporate organization, which in the case of the Bank, shall be the Head of Wells Fargo Retail Services. The Bank and the Company may each substitute its designees to the Marketing Committee or the Strategic Operating Committee from time to time so long as its designees continue to satisfy the above requirements, provided that each Party shall provide the other Party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.
(c)    Certain Functions of the Managers and Committees.

(i)	The Managers shall:
(A)    review collection strategies and collection metrics;
(B)    evaluate and approve changes to the Transition Plan;
(C)    review customer service, collections and other servicing performance and reporting aspects of the Program against SLAs and other requirements of this Agreement;
(D)    manage the day-to-day operation of the Program; and

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(E)    carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties.
The items referred to in clauses (A) through (E) above are collectively referred to herein as “Manager Matters”.

(ii)	The Marketing Committee shall:
(A)    Develop and approve the initial Marketing Plan and any subsequent Marketing Plans;
(B)    implement the Marketing Plans and periodically review the marketing activities and marketing performance for the Program through oversight and review of the implementation of Marketing Plans;
(C)    design and develop the form and content of Credit Card Documentation and Solicitation Materials, and any changes thereto pursuant to the terms of this Agreement;
(D)    evaluate ongoing new product and Loyalty Program development;
(E)    review performance of marketing initiatives;
(F)    consider and approve additional marketing initiatives, including for employees of the Company and its Affiliates;
(G)    monitor ongoing research and in-market testing in order to maximize relevance, appeal and productivity of Account acquisition and usage development programs; and
(H)    carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties.

(iii)	The Strategic Operating Committee shall:
(A)    evaluate changes to the Operating Procedures;
(B)    evaluate changes to Account terms, Business Line of Credit terms or terms of Approved Ancillary Products, including any of the terms set forth on Schedule 4.7(a);
(C)    discuss proposed changes to the Risk Management Policies and the impact thereof and of changes previously adopted by the Bank to the Risk Management Policies;
(D)    evaluate proposed new features of the Program, including any proposed Approved Ancillary Products (including the terms and conditions and pricing of such products or services), the provisions (and any changes thereto)

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governing the type of Company Credit Card to be issued to Persons applying for Company Credit Cards, and the features of other payment products that may be offered as part of the Program;
(E)    discuss proposed changes to the Program Privacy Policy;
(F)    evaluate and discuss ongoing new product and Loyalty Program development;
(G)    review actual and projected Program performance;
(H)    evaluate changes to the SLAs applicable to the Program;
(I)    monitor activities of Competitive programs and identify implications of market trends; and
(J)    carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties.
(d)    Proceedings of Committees. The Parties’ agreement concerning the proceedings of the Marketing Committee and the Strategic Operating Committee is set forth on Schedule 3.2(d).
3.3    Program Relationship Managers; Program Team.
(a)    The Company and the Bank shall each appoint one full-time employee as Program relationship manager (each, a “Manager”). The Managers shall exercise day-to-day operational oversight of the Program, including the review, execution and/or approval (or disapproval) of all Manager Matters, and coordinate the partnership efforts between the Company and the Bank, shall report to the Party appointing such Manager and shall conduct their Program responsibilities in accordance with the provisions of this Agreement. Managers will collaborate to determine regular meeting dates, reports, management processes, and critical business issues that should be discussed by the Strategic Operating Committee. The Managers shall evidence approval of any matters agreed by them by a writing signed by each Manager. The Managers shall also execute the annual business plan for the Program. The Company and the Bank shall endeavor to provide stability and continuity in the Manager positions and each Party’s other Program personnel.
(b)    The initial Managers of the Company and the Bank are set forth in Schedule 3.3.
(c)    The initial Manager of the Bank is set forth in Schedule 3.3. The Bank’s Manager shall report directly to Head of Consumer Credit Solutions for the Bank or an individual with similar seniority and responsibilities at the Bank. The Bank shall take into account reasonable input of the Company with respect to the performance of the Bank’s Manager and shall use reasonable efforts to address the Company’s reasonable concerns with respect to the Bank’s Manager’s performance. With respect to future Bank Manager candidates, the Bank shall seek to propose candidates with substantial experience relevant to

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the Program, including experience with the retail businesses, combined co-branded and private label credit card programs, ecommerce initiatives, comparable customer demographics and loyalty programs, and the Company shall have the right to interview and provide input to the Bank with respect to any new Manager proposed to be appointed by the Bank and the Bank shall consider such input in good faith in making its selection decision with respect to such Manager.
(d)    The Bank shall maintain a Program team having relevant expertise and experience and meeting the requirements and specifications set forth in Schedule 3.3. No member of the Bank’s Program team shall be reassigned to any program operated by the Bank or any of its Affiliates pursuant to any agreement or arrangement with any Scheduled Retailer, without the approval of the Company, until one (1) year following the date on which such Person ceased to have any involvement with the Program.
ARTICLE IV

PROGRAM OPERATIONS
4.1    Operation of the Program. The initial Operating Procedures applicable to various aspects of the operation of the Program shall be the operating procedures attached hereto as Schedule 4.1. Except for changes required by Applicable Law and to be implemented in accordance with Sections 4.6 and 11.5(c)(ii), changes to such Operating Procedures shall only be made with the mutual agreement of the Parties.
4.2    Certain Responsibilities of the Company. In addition to its other obligations set forth elsewhere in this Agreement, the Company agrees that during the Term and continuing until the end of the Termination Period (except as otherwise expressly provided herein) it shall, at its own expense (except as otherwise specified herein) and in compliance with Applicable Law (subject to Sections 4.6 and 11.5(c)(ii)):
(a)    promote the Program in the Company Channels in accordance with the Marketing Plans and as otherwise agreed by the Parties;
(b)    in accordance with the Marketing Plan, solicit new Accounts through display in Company Channels of Solicitation Materials and of Applications, and, to the extent set forth herein, provide a link to the Program Website and otherwise administer all marketing initiatives in the Company Channels in accordance with such Marketing Plan;
(c)    cooperate and assist in the development, deployment and administration of the Marketing Plan in accordance with this Agreement;
(d)    utilize Instant Credit and, to the extent approved by both Parties, Real-Time Prescreen procedures in physical store Company Channels at the customer service counter and POS locations;
(e)    implement in a timely manner the aspects of the Transition Plan for which the Company is responsible;

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(f)    receive In-Store Payments for the benefit of the Bank for the processing of such payments as provided in this Agreement; and
(g)    train its employees and the employees of its Affiliates and Service Providers having involvement with the Program in a manner consistent with the training and training materials provided by the Bank.
4.3    Certain Responsibilities of the Bank. The Bank shall provide at its own expense (except as expressly provided herein) either itself or through Service Providers approved in accordance with this Agreement, the services, materials and personnel necessary to operate the Program and to maintain, administer, service and collect on the Company Credit Cards issued pursuant hereto, in accordance with this Agreement and the Operating Procedures and any Marketing Plan in effect from time to time. In furtherance of the foregoing in addition to its other obligations set forth elsewhere in this Agreement, the Bank agrees that during the Term and continuing until the end of the Termination Period (except as otherwise expressly provided herein) it shall:
(a)    develop, implement and administer the Marketing Plan, implement its obligations under the Marketing Plan in Bank channels as agreed by the Bank, solicit new Accounts in all Company channels (without limiting the Company’s obligations in Section 4.2(a)), including all solicitation provided for in the Marketing Plan, and fund Program expenses in accordance with this Agreement;
(b)    review and process Applications in accordance herewith and in accordance with the Operating Procedures;
(c)    prepare, process and deliver an adequate supply of Account Documentation in accordance with the terms of this Agreement;
(d)    comply (and cause its applicable Affiliates to comply) with the terms of the Credit Card Agreements, the Program Privacy Policy and all Cardholder opt-ins and opt-outs;
(e)    implement pre-screened Application programs in accordance with the Marketing Plans;
(f)    maintain call centers and call center personnel necessary and adequate to respond to inquiries from Cardholders, including in accordance with Section 4.11(a); address billing related claims and adjustments (including by making finance charge and late fee reversals and rebates), establish new Accounts, authorize transactions, and assign, increase and decrease credit lines, all in accordance with the terms of this Agreement;
(g)    authorize or deny requests for authorization of transactions initiated with Company Credit Cards in accordance with this Agreement and the Risk Management Policies, including through real-time, immediate Application decisioning and extension of credit to qualifying Persons for real-time purchases by such Persons;
(h)    extend credit on newly originated and existing Accounts in accordance with this Agreement;

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(i)    undertake required credit bureau reporting;
(j)    implement in a timely manner the aspects of the Transition Plan for which the Bank is responsible;
(k)    process remittances from Cardholders and process credit balance refunds in accordance with the Operating Procedures and Applicable Law;
(l)    maintain adequate Systems and other equipment and facilities necessary or appropriate for servicing the Program;
(m)    provide training of personnel of the Company and its Affiliates regarding the Program, including (i) providing training materials developed by the Bank in accordance with Section 4.5; and (ii) conducting direct training sessions for Company management and sales associates and sales representatives on an annual basis or more frequently as necessary;
(n)    ensure that the Account Documentation, the Solicitation Materials and any other documentation used in connection with the Program, including, in each case, the design thereof, comply with requirements of Applicable Law;
(o)    provide all necessary support services to ensure the Program is fully operational in accordance with Applicable Law and the requirements of this Agreement;
(p)    provide field support, including activities (including associate training) related to launch, new store, and special events; and
(q)    handle collection and recovery efforts in respect of Accounts and the servicing of Accounts in accordance with the Bank’s policies and practices applicable to the Program from time to time, the terms of this Agreement, including the Program Objectives, and Applicable Law.
4.4    Ownership of Accounts; Account Documentation.
(a)    Except to the extent of the Company’s ownership of the Company Licensed Marks and its option to purchase the Program Assets under Section 17.2 hereof, and without limiting the Company’s right to review and approve the form and content of the Company Credit Cards and Account Documentation pursuant to Section 4.5 hereof, the Bank shall be the sole and exclusive owner of all Accounts and Program Assets and shall have all rights, powers, and privileges with respect thereto as such owner; provided that the Bank shall exercise such rights consistent with the provisions of this Agreement and Applicable Law. All purchases of goods and services in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the relevant Cardholder and the Bank, respectively. The Company acknowledges and agrees that (i) it has no right, title or interest (except for its right, title and interest in the Company Licensed Marks and the option to purchase the Program Assets under Section 17.2) in or to, any of the Accounts or Account Documentation or any proceeds of the foregoing, and (ii) the Bank extends credit directly to Cardholders. As between the Company and the Bank, subject to the Bank’s chargeback rights in Sections 8.5 and 8.6 and

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except as provided on Schedule 9.1, all credit losses shall be borne solely by the Bank without recourse to the Company.
(b)    The Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts, (ii) retain for its account all Cardholder Indebtedness and all other fees and income authorized by the Credit Card Agreements and collected by the Bank (or the Company on the Bank’s behalf) with respect to the Accounts and Cardholder Indebtedness, and (iii) retain for its account all income from selling Approved Ancillary Products as shall have been approved by the Parties in connection with the approval of the offering of such Approved Ancillary Products. For the avoidance of doubt, the Company shall retain all revenues it receives from all Inserts (other than any Inserts promoting the Company Credit Cards or Approved Ancillary Products that the Bank may produce and distribute in accordance with the Marketing Plan or otherwise in accordance with the provisions of this Agreement).
(c)    The Bank shall fund all Cardholder Indebtedness on the Accounts.
(d)    The Bank shall have the exclusive right to effect (including through Service Providers) collection of Cardholder Indebtedness and shall notify Cardholders to make payment directly to it in accordance with its instructions. The Company grants to the Bank a limited power of attorney (coupled with an interest) to sign and endorse the Company’s name upon any form of payment that may have been issued in the Company’s name in respect of any Account. The Bank shall, and shall ensure that any third party collectors, minimize the usage of the Company Licensed Marks or other names or marks of the Company in any collections efforts.
(e)    Notwithstanding the foregoing, the Company shall, on behalf of the Bank, accept payments made with respect to an Account in a physical store Company Channel as provided in Section 8.3.
4.5    Branding of Accounts/Company Credit Cards/Credit Card Documentation/Solicitation Materials.
(a)    The Bank shall be responsible for the design, development and delivery of the Account Documentation and the Solicitation Materials; provided that, without limiting such obligation, the Company may choose to design, develop and deliver any Solicitation Materials. Each Party shall be entitled to review all Account Documentation and Solicitation Materials produced by the other Party and proposed to be used in connection with the Program (or, in the case of review by the Company of materials produced by the Bank, delivered to Cardholders, Shoppers or Applicants); except to the extent the material subject to review was previously reviewed pursuant to this Section 4.5(a) and is to be used in the manner and for the purpose previously reviewed and a change in circumstances, such as a change in applicable Trademark Style Guide, Applicable Law, this Agreement or the Credit Card Terms, may require a change from the version subject to the prior review. Each Party shall have not less than thirty (30) days to review such Account Documentation and/or Solicitation Materials produced by the other Party and proposed to be used on the Effective Date, and thereafter each Party shall have not less than fifteen (15) days to review Account Documentation and Solicitation Materials produced by the other Party. Each Party shall incorporate the reasonable changes proposed by the other Party to such Account Documentation and Solicitation Materials; provided that (i) to the extent such

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change requires the destruction or reproduction of Account Documentation or Solicitation Materials which have already been produced, the requesting Party shall bear the cost of any changes not required by Applicable Law, conformity with the Credit Card Agreements or Trademark Style Guides previously disclosed by the requesting Party to the other Party; (ii) the Bank shall have final authority with respect to the terms and conditions of the Credit Card Agreements (provided such terms and conditions are consistent with Section 4.7 and Schedule 4.7), and shall be responsible for ensuring, at its own cost, that the Credit Card Documentation and the Solicitation Materials comply with Applicable Law and for ensuring that the Solicitation Materials and Credit Card Documentation are in conformity with the Credit Card Agreements. Notwithstanding any other provision herein, the Bank shall have the right to review and approve all Account Documentation, Solicitation Materials, and any other Program marketing or promotional materials, in any form intended for distribution to Cardholders or Shoppers to ensure compliance with Applicable Law and the Credit Card Agreements.
(b)    Subject to Section 4.5(a), the Bank shall bear the cost of the design, development and delivery of the Account Documentation; provided, however, that to the extent any such change requires the destruction or reproduction of Account Documentation which has already been produced, the Company shall bear all costs associated with any changes to Account Documentation requested by the Company, including for changes in the Company Licensed Marks or for a Second-Look Program. Out-of-pocket costs incurred by the Bank for the printing and delivery of Solicitation Materials (but not any costs incurred with respect to the design and development of the Solicitation Materials by the Bank or the design, development, printing or delivery of the Credit Card Documentation, which shall be borne solely by the Bank without reimbursement) shall be deducted from the Bank’s commitment to the Joint Program Commitment. Out-of-pocket costs incurred by the Company for the printing and delivery of Solicitation Materials produced by the Company (but not any costs incurred with respect to the design and development of the Solicitation Materials by the Company, which shall be borne solely by the Company without reimbursement) shall be deducted from the Company’s commitment to the Joint Program Commitment. The Bank shall be responsible for, and bear the cost of, replacing any lost, stolen or mutilated Company Credit Cards at the Cardholder’s request and replacing any Co-Branded Company Credit Cards upon the expiration thereof. The Parties shall mutually agree with respect to the timing and cost allocation of any other reissuance of the Company Credit Cards.
(c)    Company Licensed Marks shall appear prominently on the face of the Company Credit Cards. The Company Credit Cards shall not bear the Bank’s Licensed Marks; provided, however, the Bank’s name will appear on the back of the card in order to identify the Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law.
4.6    Underwriting and Risk Management; Applicable Law.
(a)    Except as set forth in Section 4.12 or Section 4.7(c), the Bank shall accept or reject any Application based solely upon application of the credit criteria contained in the then-current Risk Management Policies. Each Party shall perform security functions designed to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent Applications; provided, that, the Company shall only be required to perform those functions

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which are customary for a retailer, except as provided in Section 6.1 or otherwise agreed to by the Parties.
(b)    The Parties’ agreement concerning changes to the Risk Management Policies is set forth on Schedule 4.6(b).
4.7    Cardholder Terms.
(a)    The terms and conditions of the Purchased Accounts shall be amended as soon as practicable following the Effective Date to be, and the terms and conditions of all Accounts and any Business Lines of Credit originated following the Effective Date shall be, as set forth on Schedule 4.7(a). Changes to the terms and conditions of the Accounts set forth on such Schedule shall be made only by mutual agreement of the Parties, except to the extent such change is required by Applicable Law. Changes to other terms and conditions of the Accounts may be made only with the approval of the Bank and shall be made by the Bank only after consultation with, and taking into account the reasonable comments of, the Company.
(b)    Club Plans. Commencing on the Effective Date and, subject to changes thereto required to comply with Applicable Law or as may be mutually agreed by the Parties, throughout the Term and Termination Period, the Bank shall, at its own expense, offer “Club Plans” as provided in Schedule 4.7(b) and subject to the volume limits set forth in such Schedule. The Bank shall notify the Company in writing at least thirty (30) days prior to a notification to Cardholders of any change to features, terms or conditions required by Applicable Law, unless Bank is required by Applicable Law to implement such change in less than thirty (30) days from the date on which the Bank first becomes aware that such a change will likely be required, in which case Bank shall provide the Company with notice as soon as practicable following the date the Bank becomes aware such change will likely be so required. As part of its obligations pursuant to Section 4.2(g), the Company will include within its training activities training with respect to the solicitation and offering of Club Plans to such of its associates as may be engaged in those activities.
(c)    Employee Cards. The Bank or an Affiliate of the Bank shall, at its own expense, offer to any Company employee that does not satisfy the Bank’s Risk Management Policies, consistent with the Operating Procedures, upon request by the Company, a stored value product similar in appearance to the Private Label Credit Card and Private Label Account that enables such Company employees to make purchases reflecting applicable employee discounts and the terms of which require that such employees to prepay (including at the point of sale) the amount that can be drawn through the use of such card.
4.8    Program Website; Mobile Apps.
(a)    Development of Program Website. The Bank shall develop and maintain (including upgrades and enhancements as new technology becomes utilized among the Company’s competitors or the Bank’s other credit card portfolios and programs, as applicable), at the Bank’s expense, a Company-branded website providing internet services for Cardholders and potential Cardholders with the look and feel consistent with the Company’s website (“Program Website”), which Program Website shall be operational commencing with the

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Effective Date. All written content of the Program Website (other than content thereon constituting copies of or links to other Account Documentation) shall be mutually agreed, subject to the provisions of Section 4.6. The Program Website shall be accessible solely by means of links from the Company’s website, as described in the immediately following sentence, and shall contain or otherwise be associated with such material and links as shall be approved by the Parties from time to time as well as links and information required by Applicable Law. The Company’s website will provide links to the Program Website on: (i) its home page, (ii) its check-out page, and (iii) such other pages of its website as the Parties shall determine from time to time. The Program Website shall also include links back to the Company’s website on the Program Website home page and such other pages as the Parties shall determine from time to time. The Program Website shall include the following functions, any other features and functionality as are made available by the Bank on the program websites of any other private label or co-branded credit card programs as to which the Bank is issuer or servicer (which features and functionality shall be provided to the Company as soon as reasonably practicable after becoming available to such other Programs, unless otherwise elected by the Company), and such other functions as may be approved by the Parties from time to time and as are in compliance with Applicable Law (the Program Website and such functionality, collectively, the “Internet Services”):
(i)    Applications. The Program Website shall permit potential Cardholders to access an Application, to complete and submit the Application online and receive real-time approvals of such Application in accordance with the Operating Procedures. The Program Website shall operate such that once an Application is approved online, the related Account shall be immediately available for use online and in all Company Channels solely for Company Transactions. The use of Co-Branded Accounts in connection with Payment Network Transactions shall be available only once the Co-Branded Credit Card has been issued and properly activated. Cardholders that submit Applications online and are not approved shall not receive real-time declines but shall instead be notified that their Application requires further review. The Program Website shall only make proactive offers of credit to potential Cardholders if such potential Cardholders have already been pre-approved in accordance with the Risk Management Policies through a pre-screening process, provided that the Program Website shall only make proactive offers of credit at such times and in such manner and through use of such Solicitation Materials as the Company has previously approved in writing.
(ii)    Cardholder Customer Service. The Program Website shall permit Cardholders to (A) view the Cardholder’s Account information and Billing Statements (including any Club Plan information, Loyalty Program information, Transaction information, and all other information contained in such Billing Statement); (B) view electronic copies of sales slips of the Cardholder’s Transactions (including billed and unbilled transactions to the extent such sales slips are made available to the Bank), including the Cardholder’s signature; and (C) make payments (including scheduled or recurring payments) on the Cardholder’s Account via automated clearing house transfer or other payment mechanism typically supported by the Bank online. The Program Website shall provide the ability to deliver customized marketing messages and targeted offers or promotions to Cardholders on the basis of criteria such as shopping behavior, customer profiles or geographic location.

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(b)    Performance Standards. The Bank shall use reasonable efforts and not less than the standards it uses in its operations of similar services for itself to provide the Internet Services free from programming errors and defects in workmanship and materials that impact functionality, accuracy or security of the Internet Services or the ability of Cardholders to use the Internet Services. In performing the Internet Services, the Bank shall comply with the Data Security Standards and Applicable Law.
(c)    Customer Privacy. The Bank shall ensure that the Program Privacy Policy is clearly and prominently posted on the pages of the Program Website.
(d)    Server Condition. The Bank shall use commercially reasonable efforts to cause the server it will use to host the Program Website to (i) be in good operating condition, and (ii) provide access to the Program Website except during normal maintenance (the majority of which will be conducted between midnight and 8 am CST).
(e)    Program Website Maintenance. During the Term of this Agreement and continuing until the end of the Termination Period, the Bank shall ensure that the Bank at all times owns all Systems and content used in connection with the Internet Services, or has the license, right or privilege to use such Systems and content; and ensure that the Internet Services and such Systems and content and the operation thereof do not infringe or violate any Intellectual Property or other rights of any third party.
(f)    Mobile Access to Program Website; Mobile Applications. The Program Website and all Internet Services shall be reasonably accessible, with functionality required under Schedule 7.4(b) as of the Effective Date, from internet browsers accessed on mobile devices and tablets that run on iOS or Android software (or other mobile technology as mutually agreed by the Parties). The Bank shall engage in reasonable best efforts to develop a mobile-optimized website for mobile and tablet devices by the end of the first quarter of 2015, provided that the Parties acknowledge that such mobile-optimized website shall not be available until after the Effective Date. Upon mutual agreement of the Parties, the Bank shall develop a mobile application for mobile and tablet devices providing for services to Cardholders and potential Cardholders.
4.9    Sales Taxes. The Company will pay any sales taxes due and payable by it relating to the sale of Goods and Services. The Bank shall notify the Company of any amounts written-off on Accounts by the Bank, identified by Account, and shall sign such forms and provide any such other information as requested by the Company to enable the Company to recover any sales tax charged to any Account that has been written-off by the Bank. The Bank will reimburse the Company’s reasonable out-of-pocket costs incurred in connection with the Company obtaining such sales tax recovery and the Company shall use commercially reasonable efforts to recover such amounts. The Company shall pay to the Bank an amount equal to recovered sales taxes, and the amount in excess of the Company’s reasonable out-of-pocket costs paid by the Bank. All reasonable out-of-pocket costs paid by the Bank in connection with any such recovery (including such costs not reimbursed by the tax authority in connection with such recovery) may be retained by the Bank from recovered sales tax. The amount of any sales tax recovery in excess of the Bank’s reasonable out-of-pocket costs shall be treated as a recovery on such written-off Accounts. In the event the Company is audited or assessed by a state, and as a result

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any amount of sales tax previously recovered is repaid to the state, the Bank shall repay to the Company the amount of such repayment (including penalties and interest), and such amount shall be treated as a deduction from recoveries for purposes of the calculation of Program Net Losses in the next settlement payment for the Program. The Bank also shall reasonably cooperate in any such audit or assessment.
4.10    Loyalty Program.
(a)    Program Loyalty Program. Subject to the terms and conditions hereof, the Program shall include a feature whereby Cardholders are rewarded for Company Credit Card usage (“Loyalty Program”). For the avoidance of doubt, the “Loyalty Program” shall not refer to any loyalty or reward program that the Company or its Affiliates may adopt that is not tied to the Program or the Company Credit Cards. The Loyalty Program to be effective as of the Effective Date is set forth on Schedule 4.10(a). The Parties agree to test potential enhancements to the Loyalty Program and agree to implement such enhancements which the Parties mutually agree will improve the credit sales penetration of the Program in a cost effective manner and within the funding parameters of the Joint Program Commitment set forth in Schedule 9.3. Subject to the limitations set forth in this Section 4.10(a), the Bank will support the system functionality tied to the Accounts to support the Loyalty Program, including recording the accumulation of loyalty points, tracking, lookup/reporting, award certificate production and distribution and the other functions reasonably required to support the Loyalty Program. The Bank shall be responsible for the servicing of all rewards under the Loyalty Program.
(b)    Other Loyalty Programs. Except for the Loyalty Program and as otherwise permitted pursuant to subsection (iii) of Schedule 2.2(e), the Company and its Affiliates shall not offer, establish, maintain, modify or participate in any other loyalty or rewards program or value proposition that is tied to any Consumer Credit Product other than the Company Credit Cards without the consent of the Bank; provided, however, that the Company may offer a tender-neutral program provided that the benefits of the tender-neutral program are not more favorable in the aggregate as those provided pursuant to the Loyalty Program. The Company shall not offer, establish, maintain, modify or participate in any other loyalty or rewards program applicable to any payment products other than Consumer Credit Products, unless the benefits provided to Cardholders pursuant to the Loyalty Program are at least as favorable and valuable in the aggregate as those provided in the aggregate pursuant to any such other loyalty or rewards program or value proposition.
4.11    Program Competitiveness.
(a)    Customer Experience. Each Party shall use commercially reasonable efforts to ensure that such Party and its respective Affiliates perform their obligations hereunder at all times in such a way as to ensure a level of customer service to Cardholders and a consumer experience to Shoppers that is consistent with the Company’s and the Bank’s brands. The Parties shall cooperate to provide Program customer service commensurate with the characteristics and expectations of the Shoppers and of customers of brands at retail institution competitors that are Competitive with the Program as mutually agreed by the Parties. Without limiting the foregoing, each Party shall perform its obligations hereunder (i) with no less than a reasonable degree of care and diligence, and (ii) with no less care and diligence than that degree

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of care and diligence employed by such Party and its Affiliates with respect to its own business operations (including in the case of the Bank and its Affiliates its obligations with respect to private label and co-brand program agreements with other retailer institution partners). Each Party shall perform its respective obligations hereunder at all times in such a way as to not disparage or embarrass the other Party or its name or brands and in a manner designed to facilitate and not impair achievement of the Program Objectives.
(b)    Marketplace Developments; Competitiveness. The Bank shall use commercially reasonable efforts to ensure that the features and functionality of the Program are Competitive. On a regular basis, which shall be not less than once every six (6) months if requested by the Company, the Marketing Committee shall consider information with respect to features, terms, conditions, capabilities and other aspects of Competitive programs (to the extent publicly known) in order to identify marketplace developments for possible inclusion in the Program to ensure that the Program remains Competitive (and in connection with such consideration, the Bank shall provide information with respect to such publicly known information, including information regarding particular features, terms, conditions, capabilities, functionalities and other aspects of such Competitive programs that the Company has requested be addressed). If either Party reasonably believes that a feature, term, condition, capability so available in the marketplace would enhance Program or the Cardholder experience, upon request of such Party, the Strategic Operating Committee shall review and consider the feasibility thereof; provided that the addition of any new feature capability or functionality shall be subject to the mutual agreement of the Parties and changes to the Credit Card Agreement terms and conditions are subject to Section 4.7.
4.12    Supported Accounts. Notwithstanding anything to the contrary in this Agreement, the Bank shall, upon request by the Company, offer a Private Label Credit Card and Private Label Account and/or Co-Branded Credit Card and Co-Branded Account to any customer that does not satisfy the Bank’s credit standards (“Supported Accounts”), provided that the Bank shall have no obligation to issue such a Private Label Credit Card and Private Label Account or Co-Branded Credit Card and Co-Branded Account, as applicable, if, (i) the Bank is prohibited from lending to such Person based on requirements of Applicable Law, including ability to pay requirements of Applicable Law, anti-money laundering requirements, Office of Foreign Assets Control requirements or similar restrictions or (ii) at the time the Company makes such a request to the Bank, the aggregate Cardholder Indebtedness associated with Supported Accounts exceeds the amount set forth on Schedule 4.12. The Parties’ will comply with the additional agreements concerning Supported Accounts set forth on Schedule 4.12.
ARTICLE V

MARKETING
5.1    Promotion of Program. Subject to the terms of this Agreement, the Company and the Bank shall actively support and promote the Program to both existing and potential Cardholders in accordance with the Marketing Plans and as otherwise agreed by the Parties. Such marketing activities may include the following activities and such other activities as agreed by the Parties from time to time (which activities may be funded by the Joint Program Commitment):

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(a)    in-store signage;
(b)    Program-related updates on the Company’s website;
(c)    Company associate and store-level account acquisition incentive programs (including associate incentive funds);
(d)    direct mail, print media and other promotional campaigns, including for Company Credit Card acquisitions, activation, usage and new store openings with credit- or loyalty-related offers;
(e)    internet, social media or mobile marketing and placement on Company-owned websites and “apps”;
(f)    product and marketing research;
(g)    Company Credit Card-related media purchases;
(h)    Loyalty program and rewards testing;
(i)    third-party customer satisfaction surveys as they relate to product and marketing initiatives;
(j)    other testing initiatives; and
(k)    other activities directed by the Marketing Committee.
5.2    Communications with Cardholders.
(a)    Company Inserts. The Company and its Affiliates shall have the exclusive right to communicate with Cardholders through use of inserts, fillers and bangtails (which shall be included on all billing envelopes) (collectively, “Inserts”), including Inserts selectively targeted for particular segments of Cardholders, in any and all Billing Statements (including electronic Billing Statements) and envelopes, subject to production requirements contained in the Operating Procedures and Applicable Law, except that Bank shall be entitled to provide to Cardholders Inserts required by Applicable Law. Except as otherwise provided in the Marketing Plan, and except for Inserts required by Applicable Law and related to delinquent Accounts (which shall be paid for by the Bank), the Company shall be responsible for the content and look and feel of, and the cost of preparing and printing, any such Inserts. If the insertion of Inserts (except for Inserts required by Applicable Law) in particular Billing Statements would increase the postage costs for such Billing Statements, the Company agrees to either pay for the incremental postage cost (provided in proportion to the weight of such Inserts relative to the weight of all inserts in such Billing Statements) or prioritize the use of Inserts to avoid postage cost over-runs. The Bank’s Manager shall provide the Company with as much advance notice as reasonably practicable regarding the inclusion of a particular Insert in particular Billing Statements. The Company shall be entitled to deliver Insert materials to the Bank no later than ten (10) calendar days prior to the Bank’s mailing date for inclusion in a mailing. The Company shall retain all revenues it receives from all Inserts (other than any

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Inserts promoting the Company Credit Cards or Approved Ancillary Products that the Company may permit to be produced and distributed in accordance with the Marketing Plan). For the avoidance of doubt, other than as set forth in this Section 5.2(a), the Bank shall have no right to communicate with Cardholders via Inserts without the prior approval of the Company, and except for Inserts required by Applicable Law, the Inserts of the Bank shall have lower priority than the Company’s Inserts.
(b)    Billing Statement Messages. The Company and its Affiliates shall have the exclusive right to use Billing Statement (including electronic Billing Statement) messages and Billing Statement envelope and return envelope (or electronic mail) messages in each Billing Cycle to communicate with Cardholders, subject to production requirements contained in the Operating Procedures and Applicable Law, except that Bank shall be entitled to provide to Cardholders billing statement messages required by Applicable Law and Bank’s usual and customary messages, including collection messages and messages promoting electronic Billing Statements. Such messages shall be included at no cost to the Company. Any message required by Applicable Law or collections notices (but no other Bank messages) shall take precedence over the Company’s and its Affiliates’ messages. The Bank shall provide the ability to deliver customized Billing Statement messages (in paper and electronic Billing Statements) to Cardholders, including differentiated messages to Cardholders in the Billing Statements delivered in any single Billing Cycle on the basis of criteria such as shopping behavior, customer profiles or geographic location.
5.3    Additional Marketing Support.
(a)    Upon the reasonable request of the Company from time to time, the Bank shall perform the following marketing functions at no cost or expense to the Company unless otherwise provided below (in each case except as prohibited by the Bank’s contractual obligations, customer privacy policy and Applicable Law):
(i)    provide data from the Bank’s and its Affiliates’ databases, analytic tools, market research and marketing support services to the Company and its Affiliates, including providing (to the extent permitted by Applicable Law and the agreements between the Bank and its Affiliates and other third parties) transaction and experience information about cardholders and customers of the Bank’s and its Affiliates’ other credit card and other relevant loan programs and such other information as may be relevant, to assist the Company and its Affiliates in their evaluation of the performance of the Program, the Loyalty Program, marketing campaigns and their promotion of the Company Channels, or the marketing and promotion of Goods and Services and the Company Credit Cards;
(ii)    conduct mailings and other related marketing efforts on behalf of the Company and its Affiliates, which may include marketing materials promoting the Program, the Company Credit Cards, the Company Channels and/or the Goods and Services at the Company’s option, based upon the customer databases and customer database analysis tools maintained by the Bank and its Affiliates, including nonpersonally identifiable transaction and experience data from the Bank’s and its Affiliates’ credit card, other consumer loan portfolio and other customer databases; provided that (unless

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such amounts are paid out of the Joint Program Commitment in accordance with this Agreement) the Company shall be responsible for all out-of-pocket expenses of all marketing materials and mailing services at Bank’s out-of-pocket costs;
(iii)    collaborate with the Company to identify and test marketing initiatives (using the Bank’s resources), including through periodic customer satisfaction surveys pursuant to Section 5.3(b);
(iv)    provide models and modeling support, which may include Cardholder attrition models, prospect marketing models and other tools designed to improve Program performance;
(v)    identify, and collaborate with the Company to implement, opportunities within the Bank’s franchise to promote the Company brand and the Goods and Services, subject to data confidentiality, including those initiatives set forth on Schedule 5.3(a)(v); and
(vi)    as requested by the Company from time to time, provide the Company with access and marketing rights to the Bank’s and its Affiliate’s customers meeting specified criteria, such as (A) demonstrated shopping behavior in Company Channels or other specified retailers, (B) customers with profiles similar to the customer profile in Company Channels and (C) customers within geographic proximity of actual or planned stores of the Company or any of its Affiliates.
(b)    Following the Effective Date, the Bank shall retain a mutually agreed upon third party to conduct surveys of Cardholder perception and satisfaction on a regular, periodic basis regarding the Company Credit Cards, the Program, the Loyalty Program but in no event less frequently than annually; provided, that, the Bank shall be solely responsible for the cost (not to be reimbursed from the Joint Program Commitment), and have discretion concerning the manner of delivery, of one annual Cardholder satisfaction survey conducted in each Fiscal Year. To the extent that the Parties mutually agree to conduct any additional surveys in any Fiscal Year, such additional surveys shall be undertaken using funds from the Joint Program Commitment. Such surveys shall be in a form and content and employ customary methodologies developed in consultation with the Company’s Manager and shall provide for a level of information reasonably acceptable to the Company that may be obtained without unreasonably increasing the cost of such surveys. The Bank shall make available to the Company the results of such surveys as well as all associated work papers promptly following completion thereof.
5.4    Approved Ancillary Products. Except for the Approved Ancillary Products and the Company Credit Cards, the Bank and its Affiliates shall not offer (except as directed by the Company) any goods or services to Cardholders or through the Program. From time to time, the Bank may propose to solicit Cardholders for products or services other than the foregoing. If the Company agrees to permit such solicitation, such solicitation shall only be permitted on the terms (including terms relating to the compensation of the Company with respect thereto) agreed by the Company.

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5.5    Marketing Plan.
(a)    Promptly following the date hereof, the Bank shall develop, in consultation with the Company’s Manager (and such other individuals designated by the Company) and the Marketing Committee, and the Parties shall mutually approve a marketing plan for the period from the Effective Date through the end of the first Fiscal Year of the Program, which shall be the “Marketing Plan” for the first Fiscal Year of the Program. For each Fiscal Year thereafter, the Bank shall develop, in consultation with the Company’s Manager (and such other individuals designated by the Company) and the Marketing Committee, and the Parties shall mutually approve a Marketing Plan. The Parties shall use all commercially reasonable efforts to cooperate in order to cause the Marketing Plan to be mutually approved on or before the ninetieth (90th) day prior to the end of the Fiscal Year prior to the Fiscal Year covered by the Marketing Plan, and such proposed Marketing Plan so approved shall be the “Marketing Plan” for the Fiscal Year covered thereby.
(b)    Each Marketing Plan shall outline, for each Company Channel, all programs, and shall include at least the following information for each program:
(i)    description of offer(s), events(s) and promotions(s) (including the cost thereof), expected response rate and other performance projections with respect thereto;
(ii)    description of target audience;
(iii)    planned budget for implementation of marketing initiatives, specifying the Bank’s share, the Company’s share and/or the share funded from the Joint Program Commitment;
(iv)    distribution among the Company Channels and any other marketing channels (including Bank’s marketing channels) and types of Accounts;
(v)    target implementation date (e.g., mailing dates, calling dates, delivery dates); and
(vi)    measurement criteria for program performance and reporting templates to track and communicate results.
(c)    Each Marketing Plan shall address development of Solicitation Materials and Credit Card Documentation; new Account acquisition strategies, including direct mailing; preparation of unique collateral materials for the Company’s employees; activation, retention and usage; statement design and messaging; advertising of the Program; and such other marketing matters as the Parties shall agree to.
(d)    Changes to the Marketing Plan may be proposed by either Party and discussed by the Marketing Committee but shall ultimately be subject to mutual agreement of the Parties.
(e)    To the extent practicable and in accordance with Applicable Law, all significant marketing initiatives developed under this Agreement shall contain unique marketing source codes to facilitate post-marketing research and analysis.

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ARTICLE VI

CARDHOLDER INFORMATION
6.1    Customer Information.
(a)    All sharing, use and disclosure of Cardholder Data and Shopper Data under this Agreement shall be subject to the provisions of this Article VI. The Parties acknowledge that the same or similar information may be contained in the Cardholder Data and the Shopper Data, and that each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder. By way of example and not limitation, if a Cardholder makes a purchase of Goods and Services with a Company Credit Card, the Company may use and disclose the Shopper Data relating to that purchase for all purposes permitted with respect to Shopper Data hereunder, notwithstanding that such information may also constitute Cardholder Data.
(b)    The Company and the Bank shall each establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Cardholder Data and Shopper Data designed to meet all requirements of Applicable Law, including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data and the Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data and the Shopper Data; (iii) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data and the Shopper Data; and (iv) ensure the proper disposal of Cardholder Data and Shopper Data. Additionally, such security measures shall meet current Applicable Law and Data Security Standards and shall be at least as protective as those used by each Party to protect its other confidential customer information but in no event less than a reasonable standard of care. The Parties will ensure that any third party to whom it transfers or discloses Cardholder Data or Shopper Data signs a written contract with the transferor in which such third party agrees to substantively the same privacy and security provisions as those in this Agreement. Information transferred by one Party on behalf or at the direction of the other will be considered information transferred by the Party requesting or directing the transfer. The Bank, and to the extent such Shopper Data is the same data that also constitutes Cardholder Data, the Company, shall treat Shopper Data as if it were its own “customer information” for purposes of Applicable Law or Data Security Standards, and any administrative, technical and physical safeguards, and the provisions of this Section 6.1, applicable to the Cardholder Data shall be similarly applied by the Bank to the Shopper Data.
(c)    In the event a Party becomes aware of any unauthorized use, modification, destruction or disclosure of, or access to, Cardholder Data or Shopper Data (any of the foregoing events or circumstances, a “Security Incident”), such Party or the Bank, as the case may be, shall immediately notify the other Party and shall cooperate with such other Party, as it deems necessary (or in the case of the Party that experienced (or whose Service Provider experienced) a Security Incident with respect to the other Party’s data, as reasonably requested by the other Party) and as required by Applicable Law, (i) to assess the nature and scope of the Security Incident, (ii) to contain and control the Security Incident to prevent further

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unauthorized access to or use of Cardholder Data or Shopper Data, and (iii) to provide prompt notice to affected Cardholders or Shoppers to the extent required by Applicable Law or otherwise with the approval of the Managers. The cost and expenses of any such notice, and any Losses (including Losses arising from third party claims) arising from such Security Incident, shall be borne solely by the Party that experienced (or whose Service Provider experienced) the Security Incident.
(d)    Each Party shall, subject to Applicable Law, promptly provide to the other Party a complete list of any Persons (and in the case of Bank, Cardholders) who have requested to be on the respective Party’s “do not call” and/or “do not mail” lists (or other similar lists). Upon receipt of such lists, the Bank shall promptly comply with such requests with respect to its solicitation of Company Credit Cards and Approved Ancillary Products, and the Company shall promptly comply with such requests with respect to its telemarketing and other solicitations with respect to the Program.
(e)    Each Party agrees that any unauthorized use or disclosure of Cardholder Data or Shopper Data in breach of this Article VI would cause immediate and irreparable harm to the non-breaching Party for which money damages would not constitute an adequate remedy. In that event, the Parties agree that injunctive relief may be warranted in addition to any other remedies available to the non-breaching Party.
6.2    Cardholder Data.
(a)    As between the Parties hereto, the Cardholder Data shall be the property of and exclusively owned by the Bank.
(b)    The Program Privacy Policy applicable to the Cardholder Data is attached as Schedule 6.2(b) hereto. Any modifications to the Program Privacy Policy shall be approved by both Parties, provided that without limiting the Bank’s obligations pursuant to Section 4.6(b), the Bank shall have the sole right to effect such changes to the Program Privacy Policy to ensure that the Program Privacy Policy shall comply with Applicable Law at all times.
(c)    The Bank may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely (i) for purposes of soliciting and marketing in compliance with the provisions of this Agreement customers listed in the Cardholder Data for Company Credit Cards, Approved Ancillary Products, and any other mutually agreed products and services as agreed by the Parties pursuant to the terms hereof, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder, (iii) as required by Applicable Law, regulatory examinations and internal auditing, internal risk assessment and internal management functions or (iv) for purposes of performing analysis and modeling, provided, however, that Cardholder Data used for analysis and modeling other than with respect to the Program shall be non-personally identifiable information, shall be aggregated with data from other portfolios, and shall not be used in connection with or for the benefit of any credit program that is or may be offered by the Bank on behalf of or in association with any Scheduled Retailer. The Bank has no rights to, and shall not, in any event, use the Cardholder Data for marketing or any other purposes except as expressly provided herein. Without limiting the foregoing, each Party acknowledges that the Bank may gather information from Persons

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independent of the Program and without use of any information obtained in connection with or as a result of this Agreement or its relationship with the Company, including from Persons who may or may not also be Cardholders. The Bank and its Affiliates have the rights to use and disclose such information independent of whether such information constitutes Cardholder Data or Shopper Data under this Agreement.
(d)    The Bank shall not, directly or indirectly, disclose, sell, transfer, or rent (or permit others to do same), the Cardholder Data, except that the Bank may, in compliance with Applicable Law and the Program Privacy Policy, disclose Cardholder Data solely:
(i)    to its Service Providers authorized in accordance with this Agreement solely on a “need to know” basis in connection with a permitted use of the Cardholder Data pursuant to Section 6.2(c), provided that each such Service Provider agrees in a written agreement that obligates the Service Provider to adhere to requirements at least as restrictive as those set forth herein with regard to the confidentiality and use of, and protecting the security and integrity of, the Cardholder Data; and the Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2;
(ii)    to its Affiliates and its and their Representatives solely on a “need to know” basis in connection with a permitted use of the Cardholder Data pursuant to Section 6.2(c); provided that the Bank communicates the confidential nature of the Cardholder Data to such Persons, such Persons are bound (by agreement or their professional responsibilities) to maintain the confidentiality of the Cardholder Data in accordance with the provisions of this Agreement, and the Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2;
(iii)    to any Governmental Authority with authority over the Bank or its Affiliates or their respective Service Providers (A) in connection with an examination of the Bank or its Affiliates or their respective Service Providers; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that the Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, the Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to the Company if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure;
(iv)    to the extent provided for in the Operating Procedures, to any consumer reporting agency in accordance with the federal Fair Credit Reporting Act; or
(v)    to a potential third-party purchaser with respect to any Cardholder Indebtedness that is eligible for sale pursuant to this Agreement, or to a trustee in connection with a securitization transaction to the extent permitted under this Agreement.
(e)    The Bank shall not, directly or indirectly, sell, or otherwise transfer any right in or to the Cardholder Data, except to the extent necessary in connection with a sale of

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Cardholder Indebtedness or Accounts otherwise permitted hereunder; provided that the transferee thereof enters into a confidentiality agreement affording protections substantially similar to the confidentiality and use provisions of this Agreement with such modifications as are customary in connection with the intent and permitted purposes of the transfer.
(f)    Subject to Applicable Law and the Program Privacy Policy, the Bank shall provide the Company with reasonable access, through the Bank’s data analysts, to the Cardholder Data obtained by the Bank in connection with the Program, which includes the items listed below and any other items mutually agreed by the Parties. In addition, subject to Applicable Law, and as reasonably requested by the Company, the Bank shall provide the Company with an updated copy of the master file or such elements thereof as may be requested by the Company. Subject to Applicable Law and the Program Privacy Policy, the Bank shall transmit to the Company on a real-time basis throughout each day by a secure data feed into Company Systems designated by the Company from time to time, in formats agreed to by the Parties in advance from time to time the information obtained by the Bank in connection with the Program:
(i)    for any customer who has applied for a Company Credit Card, regardless of the marketing channel of such Application: (A) the customer’s name, address, email address, telephone number (including cellular), and all other information supplied on the Application or prescreened response submitted by the customer (excluding the customer’s social security number and credit bureau scores); (B) an indication of whether or not the customer has been approved for a Company Credit Card; and (C) if the customer has been approved for a Company Credit Card, the Company Credit Card issued (or to be issued) to such customer;
(ii)    for each Cardholder and joint-Cardholder and for each authorized user (to the extent the Bank has access thereto and is permitted to share such information), (A) such person’s name, address, email address, telephone number (including cellular) and Account number (excluding the customer’s social security number and credit bureau scores); (B) any reported change to any of the foregoing information; (C) transaction and experience data; and (D) any such other Cardholder Data as the Parties may mutually agree;
(iii)    the Cardholder Data for all categories of information made available to the Company by GE as of the date hereof (as identified by the Company and GE prior to the date hereof); and
(iv)    analytical output that the Bank has derived or may derive from the Bank’s database that might enhance the Company’s understanding of its customers and that the Company reasonably believes could be used to improve the marketing of the Company or the Program.
Notwithstanding the foregoing, no Party hereto shall be required to provide any information on a personally identifiable basis if the provision of such personally identifiable information would cause such Party to be considered a “consumer reporting agency” for purposes of the Fair Credit Reporting Act.

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(g)    The Bank shall cooperate with the Company to provide the Company and its Affiliates with the maximum ability permissible under Applicable Law and the Program Privacy Policy to receive and use the Cardholder Data, including, as necessary or appropriate, through use of consents, opt-in provisions or opt-out provisions, as requested by the Company for purposes permitted hereunder. Without limiting the foregoing, the Company and each of its Affiliates may receive and use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:
(i)    for purposes of promoting the Program or promoting Goods and Services, and
(ii)    as otherwise necessary to carry out its obligations under this Agreement.
(h)    The Company shall not, directly or indirectly, disclose, sell, transfer or rent (or permit others to do the same) Cardholder Data to any third party without the prior written permission of the Bank, except as provided in this Section 6.2(h). The Company may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:
(i)    to its Service Providers authorized in accordance with this Agreement solely on a “need to know” basis in connection with a permitted use of the Cardholder Data pursuant to Section 6.2(g), provided that each such Service Provider agrees in a written agreement that obligates the Service Provider to adhere to requirements at least as restrictive as those set forth herein with regard to the confidentiality and use of, and protecting the security and integrity of, the Cardholder Data; and the Company shall be responsible for the compliance of each such Service Provider with the terms of this Section 6.2
(ii)    to its Affiliates and its and their Representatives solely on a “need to know” basis in connection with a permitted use of the Cardholder Data pursuant to Section 6.2(g); provided that the Company communicates the confidential nature of the Cardholder Data to such Persons, such Persons are bound (by agreement or their professional responsibilities) to maintain the confidentiality of the Cardholder Data in accordance with the provisions of this Agreement, and the Company shall be responsible for the compliance by each such Person with the terms of this Section 6.2;
(iii)    to any Governmental Authority with authority over the Company or its Affiliates (A) in connection with an examination of the Company or its Affiliates; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that the Company seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, the Company (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to the Bank if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure; or
(iv)    to a prospective Nominated Purchaser at the time, under the circumstances

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and in accordance with the procedures set forth in Section 17.2(e).
(i)    With respect to the sharing, use and disclosure of the Cardholder Data following the termination of this Agreement:
(i)    the rights and obligations of the Parties under this Section 6.2 shall continue through any Termination Period and, if applicable, any interim servicing period pursuant to Section 17.2(h);
(ii)    if the Company exercises its purchase rights under Section 17.2, the Bank shall transfer its right, title and interest in the Cardholder Data to the Company or its Nominated Purchaser as part of such transaction, and the Bank’s right to use and disclose the Cardholder Data shall terminate upon the termination of the Termination Period, except for such use and disclosure as is necessary to comply with Applicable Law and except for such internal use as may be necessary to comply with the Bank’s disaster recovery requirements or normal audit requirements. Promptly following the Termination Period, the Bank shall return or destroy all Cardholder Data and shall certify such return or destruction to the Company upon request; provided, however, that, if the Bank is obligated to retain any Cardholder Data pursuant to requirements of Applicable Law or the Bank’s disaster recovery plan or record retention or audit requirements, the Bank shall maintain the strict confidentiality and security of such Cardholder Data and shall not use such Cardholder Data for any other purpose; and
(iii)    if the Company provides notice that it shall not exercise its purchase rights under Section 17.2 or otherwise fails to exercise such purchase rights, the Company’s right to use and disclose the Cardholder Data shall terminate (it being understood that nothing herein shall restrict the Company’s right to use and disclose the Shopper Data following the Termination Date; provided, however the Company may not deliver any marketing or promotions to any Shopper on the basis that such Shopper is or was also a Cardholder), and the restrictions hereunder on the Bank’s use and disclosure of Cardholder Data shall terminate, except that in no event may the Bank disclose Cardholder Data to any retailer or use Cardholder Data in any way for the benefit of any Scheduled Retailer, or in any manner inconsistent with the limitations on the Bank’s rights pursuant to Section 17.3. The foregoing provisions shall in no way be construed as to extend the Bank’s rights to use the Company Licensed Marks, the Company’s name or any Intellectual Property of the Company, all of which rights shall be expressly limited as set forth in Article X and shall terminate as set forth in Section 17.3(c).
6.3    Shopper Data; Qualified Dillard’s Customer List.
(a)    The Bank acknowledges that the Company and its Affiliates gather information about actual and prospective purchasers of Goods and Services and that the Company and its Affiliates have rights to use and disclose such Shopper Data independent of the Program, and the Company and its Affiliates shall not be subject to any limitations hereunder except as expressly set forth herein (including any limitations set forth in this Article VI or otherwise set forth in this Agreement) in respect of their right to use and disclose such Shopper Data notwithstanding that such Shopper Data may also include Cardholder Data or information contained in or derived therefrom. As between the Company and the Bank, all the Shopper Data shall be owned exclusively by the Company. Without limiting the Bank rights in respect

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of the Cardholder Data, the Bank acknowledges and agrees that it has no proprietary interest in the Shopper Data. Subject to Section 2.2(b), the Bank shall cooperate in the gathering and maintenance of the Shopper Data, including by incorporating in the Application and Credit Card Agreement provisions mutually agreed to by the Parties pursuant to which Applicants and Cardholders shall agree that they are providing their identifying information and all updates thereto and all transaction data from Company Channels to both the Bank and the Company and its Affiliates. For the avoidance of doubt, and without limiting any other Shopper Data that may from time to time exist, the following information shall be deemed Shopper Data:
(i)    for any customer who has applied for a Company Credit Card, regardless of the channel through which such Application was completed or submitted (A) the customer’s name, address, email address, telephone number (including cellular), and all other commercially reasonable information supplied on the Application or prescreened response submitted by the customer (excluding social security number and credit scores); and (B) an indication of whether or not the customer has been approved for a Company Credit Card;
(ii)    for any Cardholder, (A) the Cardholder’s name, address, email address, telephone number (including cellular), and Account number (excluding social security number and credit scores); (B) any reported change to any of the foregoing information; and (C) Cardholder transaction and experience data in the Company Channels at a detailed, line-item level; and
(iii)    for any customer that accesses the Company’s website or mobile Company Channels, any personally identifiable information obtained in connection with such access (including information that is obtained by utilizing the foregoing information or any other Shopper Data).
(b)    Subject to compliance with Applicable Law, the Company’s privacy policies, the Marketing Plan and such criteria (including format) as may be mutually agreed to from time to time, the Company may from time to time make available to the Bank, free of charge, a Qualified Dillard’s Customer List. As between the Company and the Bank, any Qualified Dillard’s Customer List shall be owned exclusively by the Company. The Bank acknowledges and agrees that it has no proprietary interest in any Qualified Dillard’s Customer List.
(c)    The Bank shall not use, or permit to be used, directly or indirectly, the Shopper Data, other than to transfer such data to the Company to the extent received by the Bank. Notwithstanding the foregoing, the Bank may use any Qualified Dillard’s Customer List in compliance with Applicable Law solely for purposes of soliciting customers listed in such Qualified Dillard’s Customer List for Accounts in accordance with this Agreement, as otherwise permitted by this Agreement or as required by Applicable Law.
(d)    The Bank shall not, directly or indirectly, disclose (or permit others to do same) the Shopper Data, except for disclosure in compliance with Applicable Law solely:
(i)    to its Service Providers authorized in accordance with this Agreement solely on a “need to know” basis in connection with a permitted use of the Shopper Data or Qualified Dillard’s Customer List pursuant to Section 6.3(c), provided that each such authorized

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Service Provider agrees in a written agreement that obligates the Service Provider to adhere to requirements at least as restrictive as those set forth herein with regard to the confidentiality and use of, and protecting the security and integrity of, the Shopper Data; and the Bank shall be responsible for the compliance of each such Service Provider with the terms of this Section 6.3;
(ii)    to its Affiliates and its and their Representatives solely on a “need to know” basis in connection with a permitted use of the Shopper Data or Qualified Dillard’s Customer List pursuant to Section 6.3(c); provided that the Bank communicates the confidential nature of the information, and the Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.3; or
(iii)    to any Governmental Authority with authority over the Bank or its Affiliates (A) in connection with an examination of the Bank or its Affiliates; or (B) pursuant to a specific requirement to provide the Shopper Data or Qualified Dillard’s Customer List by such Governmental Authority or pursuant to compulsory legal process; provided that the Bank seeks the full protection of confidential treatment for any disclosed Shopper Data or Qualified Dillard’s Customer List, as the case may be, to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, the Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to the Company if reasonably possible under the circumstances, and (2) seeks to redact the Shopper Data or Qualified Dillard’s Customer List to the fullest extent possible under Applicable Law governing such disclosure.
(e)    Effective upon the end of the Termination Period of this Agreement, the Bank’s rights to use and disclose the Qualified Dillard’s Customer List shall terminate. Promptly following such termination, the Bank shall return or destroy all the Shopper Data and Qualified Dillard’s Customer Lists and shall certify such return or destruction to the Company upon request; provided that, if the Bank is obligated to retain any information contained in the Qualified Dillard’s Customer List pursuant to requirements of Applicable Law or the Bank’s disaster recovery plan, record retention or audit requirements, the Bank shall maintain the strict confidentiality and security of such information, and shall not use such information for any other purpose.
(f)    Notwithstanding anything to the contrary in this Agreement, the fact that any information constituting Shopper Data is included in the Account Documentation shall not limit any of the Company’s rights in and to the Shopper Data as set forth in this Section 6.3.
ARTICLE VII

OPERATING STANDARDS
7.1    Reports.
(a)    Within thirty (30) days following the end of each Fiscal Month, or such other time as may be agreed by the Parties with respect to particular reports, the Bank shall provide to the Company the reports specified in Schedule 7.1(a) (which reports shall be reported on a Fiscal Month, calendar month or cycles-basis, as agreed upon by the Parties).

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(b)    No later than 11:00 am Eastern Time on the sixth (6th) day following the end of each Fiscal Month (which, for the avoidance of doubt, shall be the first Friday following the end of each Fiscal Month); provided, that, to the extent such sixth (6th) day is not a Business Day, then the following Business Day, the Bank shall deliver to the Company a statement in the form set forth on Schedule 7.1(b), including supporting documentation, setting forth all information required to determine the payments to be made by the Parties pursuant to this Agreement in respect of such Fiscal Month (including any payment required to be made pursuant to Section 4.12). Each such statement shall be known as a “Monthly Settlement Sheet”. The amount due to the Company as reflected on the Monthly Settlement Sheet shall be funded simultaneously with the delivery of same.
(c)    The Bank shall report to the Company new Account authorization and approval rates, referral rates, credit sales, Club Plan sales, credit limit assignments and such other information as set forth on Schedule 7.1(c), in each case in accordance with Schedule 7.1(c), on a daily basis.
(d)    In addition to the reports required pursuant to Sections 7.1(a), (b) and (c), the Bank will fulfill the Company’s other reasonable ad hoc reporting requests within a reasonable period of time following such requests provided such requested information is available or may be obtained by the Bank without unreasonable expense.
(e)    All reports to be provided pursuant to this Section 7.1 shall be provided electronically. The Bank shall also regularly provide online access to key Program metrics and reporting packages as reasonably requested by the Company; provided that such information and functionality is available or may be obtained by the Bank without unreasonable expense.
7.2    Servicing.
(a)    Without limiting the Company’s obligations otherwise referenced in this Agreement, the Bank shall be solely responsible for customer service and for the administration of the Program at the Bank’s expense in accordance with the terms of the Credit Card Documentation and this Agreement (including the SLAs set forth in Schedule 7.2, as such standards may be amended from time to time by mutual agreement of the Parties), including the following servicing and administrative functions: Application processing, customer service to Cardholders, statement production and processing, payment processing, transaction authorization and processing, Loyalty Program administration to the extent set forth herein (including tallying of points and printing of statement rewards vouchers), collections and risk management.
(b)    The Bank shall, directly or through an Affiliate, dedicate such trained personnel as are necessary or appropriate for servicing the Accounts in accordance with this Agreement, including a management-level individual reasonably acceptable to the Company within the Bank’s customer-service operation who (under the direction of the Bank’s Manager) will act as a liaison between the Parties and respond to the Company’s questions or concerns. The Bank shall, directly or through an Affiliate, maintain adequate computer and communications Systems and other equipment and facilities necessary or as appropriate for servicing the Accounts in accordance with this Agreement. The Bank shall, directly or through an Affiliate,

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maintain a business continuity and disaster recovery plan and have in place sufficient back-up Systems, equipment, facilities and trained personnel to implement such business continuity and disaster recovery plan so as to perform its obligations to Cardholders pursuant to the Credit Card Documentation and service the Accounts and Program and perform its obligations under this Agreement continuously through a disaster. The Bank shall provide the Company with access to review a reasonably detailed summary of such plan upon request. The Bank will test its disaster recovery plan annually, make the results of such test available upon request by the Company and will promptly initiate such plan upon the occurrence of a disaster or business interruption. The Bank shall give the Program no less priority in its recovery efforts than is given to any other of the Bank’s other credit card programs or portfolios.
(c)    As of the Effective Date and throughout the Term and continuing throughout the Termination Period, the Bank shall maintain a separate toll-free customer service telephone number for the Program, a separate toll-free number reserved for “VIP shoppers”, and all other telephone numbers as provided in the Operating Procedures (such telephone numbers, collectively the “Program Toll-Free Numbers”), in each case at the Bank’s expense, which numbers shall be part of the Program Assets. As of the Effective Date and throughout the Term and continuing throughout the Termination Period, the Bank shall provide live telephonic customer service as set forth in Schedule 7.2.
(d)    Customer service shall be provided by a dedicated group with overflow calls going to the Bank’s regular customer service unit as described in Schedule 7.2; provided, that to the extent overflow calls exceed 10% of total calls received by such dedicated group for two consecutive Fiscal Months, the Bank shall increase the total number of customer service representatives who are part of such dedicated group. The foregoing notwithstanding, to the extent such group is not fully utilized for activities related to the Program, the Bank may utilize the dedicated group in connection with other activities for its customers that are not retail department stores as described in Schedule 7.2.
(e)    All customer service policies, scripts and form correspondence relating to the Program shall be subject to review by the Company, and any objection by the Company with respect to any of the foregoing shall be subject to review by the Managers.
(f)    Subject to Section 4.4(d), customer service shall be Company branded to the extent practicable; provided, however, that the Bank shall have the right to take whatever steps and make such disclosures necessary to ensure that the Bank is understood by the Cardholders to be the creditor on the Accounts.
(g)    The Bank shall permit the Company and its Representatives to visit its servicing facilities related to the Program (not including data centers), during normal business hours with reasonable advance notice, for the purpose of informing the Company regarding the Bank’s performance of its servicing obligations hereunder, and the Bank shall use commercially reasonable efforts to facilitate the Company’s review of the Bank’s servicing activities, and shall make personnel of the Bank reasonably available to assist the Company and its Representatives as reasonably requested. In conducting such visits, the Company shall comply with security and privacy protocols established by the Bank and shall seek to minimize interference with the Bank’s normal business operations.

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(h)    Notwithstanding any arrangement whereby the Bank provides services set forth herein through an Affiliate or Service Provider, the Bank shall remain obligated and liable to the Company for the provision of such services without diminution of such obligation or liability by virtue of such arrangement. Schedule 7.2 sets forth a true and complete list of Service Providers of the Bank that will interface with Cardholders as of the date hereof that may perform any obligations of the Bank hereunder. In respect of any Service Provider of the Bank that will interface with Cardholders, to the extent the Company notifies the Bank that the performance of such Service Provider is less than satisfactory based on adverse feedback received by the Company regarding such Service Provider, as reasonably demonstrated by the Company through survey results, customer complaints, SLA failures or other reasonable evidence, then the Bank shall undertake commercially reasonable efforts to address and resolve such issues with such customer interfacing Service Provider, and, if necessary, to the extent the Bank is doing so for its other portfolios, move such services to a new Service Provider (or perform them in-house) as soon as reasonably practicable.
(i)    If the Bank receives a Cardholder complaint regarding the quality or delivery of Goods and Services, the Bank shall refer such complaint to the Company in accordance with and subject to the Operating Procedures and Applicable Law.
(j)    Subject to the following sentence, the Company and the Bank (or their respective subcontractors, as applicable) will jointly observe and score inbound/outbound telephone customer contacts that the Bank has with Cardholders. A Bank representative shall accompany the Company’s representative during the observations.
(k)    The Bank will allow the Company to monitor customer service telephone calls remotely at any time and without prior notice.
(l)    Customer service observations may be conducted by the Company on any day and at any time during the day or night, provided that such observations shall not unreasonably interfere with the Bank’s normal business operations. The Bank shall be entitled to similar observations of the Company on the same basis as well as through mystery shoppers.
(m)    The initial Applicant or Cardholder facing program servicing locations utilized by or on behalf of the Bank to service the Program shall be set forth on Schedule 7.2(m).
7.3    Service Level Standards.
(a)    The Bank shall report to the Company monthly, in a mutually agreed upon format, the Bank’s performance under each of the SLAs set forth on Schedule 7.2. If the Bank fails to meet any SLA, without limiting the consequences for SLA failures set forth on Schedule 7.2, the Bank shall (i) promptly report to the Company the reasons for the SLA failure(s), (ii) identify the actions required to address the SLA failure(s) and share such actions with the Company, and (iii) promptly take actions reasonably necessary to correct and prevent recurrence of such failure(s).
(b)    The provisions of Schedule 7.2 shall apply in the event of a failure to meet any SLAs as set forth in Schedule 7.2.

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7.4    Program Features and Functionality.
(a)    The Bank shall bear all costs and expenses associated with the conversion of the credit Systems applicable to the Accounts to the Bank Systems (whether such costs and expenses are incurred by the Bank or any of its Affiliates or the Company or any of its Affiliates).
(b)    As of the Effective Date, the Bank shall ensure that its Systems support all features and functionality as set forth in Schedule 7.4(b), and shall use commercially reasonable efforts to ensure that its Systems support all other significant features and functionality identified by the Company following the date hereof as being provided in connection with the Program prior to the Effective Date as reasonably requested by the Company. Subject to Section 4.6, all changes to Program features and functionality, and the costs associated therewith, shall be mutually agreed by the Parties. Neither Party shall make any change to any of its Systems that would render them incompatible in any material respect with the other Party’s or its Affiliates’ Systems or require the other Party or its Affiliates to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the other Party.
7.5    Systems Interface; Technical Support.
(a)    Required Interfaces. The Company and the Bank shall identify, prior to the Effective Date, the Systems interfaces required to support the features and functionalities to support the Program as of the Effective Date pursuant to Section 7.4(a). Each Party, at its own cost, shall maintain, modify and implement the interfaces required to support the features and functionalities mutually agreed by the Parties from time to time. Each Party agrees to provide sufficient personnel to support its own System interfaces required to be sustained among the Company and the Bank.
(b)    Secure Protocols. The Parties shall use secure protocols for the transmission of data from the Bank and its Affiliates, on the one hand, to the Company and its Affiliates, on the other hand, and vice versa.
ARTICLE VIII
MERCHANT SERVICES
8.1    Transmittal and Authorization of Charge Transaction Data. The Bank shall authorize or decline Transactions on a real time basis as provided in the Operating Procedures, including transactions involving split-tender or down-payments on Goods and Services for later delivery. If any Retail Merchant is unable to obtain authorizations for Transactions for any reason, such Retail Merchant may complete such Transactions without receipt of further authorization as provided in the Operating Procedures. As set forth in the Operating Procedures, the Bank shall collect Charge Transaction Data on each Retail Day and the Company shall prepare and deliver the Audit File (as such term is defined in the Operating Procedures) to the Bank on each Business Day.

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8.2    POS Terminals. Company shall ensure that each Retail Merchant shall maintain POS terminals capable of processing Company Credit Card and Account transactions as handled as of the Effective Date. To the extent that the Retail Merchants are required to make changes to any POS terminal (including hardware and software) in order to process Applications, process Transactions and transmit Charge Transaction Data under this Agreement as a result of any change or modification to any Bank System, the Bank shall pay the costs and expenses associated with such changes; provided, however that change to POS terminals to support EMV technology shall be at the Company’s sole cost and expense.
8.3    In-Store Payments. The physical in-store Company Channels shall be permitted to accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures, and any procedures required under Applicable Law. The Company will hold all amounts collected solely as agent for the benefit of the Bank, and such amounts shall be the property of the Bank. The Bank may direct the Company to stop accepting In-Store Payments as required by Applicable Law (except for Applicable Law described in subclause (vi) of the definition of Applicable Law). The Bank hereby grants to each of the Company and any Retail Merchant who can accept In-Store Payments a limited power of attorney (coupled with an interest) to sign and endorse the Bank’s name upon any form of payment that may have been issued in the Bank’s name in respect of any Account. Such In-Store Payments shall be processed in accordance with the Operating Procedures. The Company shall notify the Bank upon receipt of In-Store Payments and the Bank shall include the Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other Charge Transaction Data. The Company shall issue receipts for such payments in compliance with Applicable Law and the Operating Procedures.
8.4    Settlement Procedures. On each Retail Day the Bank will process the Settlement File (as such term is defined in the Operating Procedures) in accordance with the Operating Procedures and, no later than 8:00 am CT on such Retail Day, deliver it to the Company for payment on the same Retail Day. The Bank will remit to the Company by wire transfer of immediately available funds to the Company’s designated settlement account, by 12:00 pm CT of each such Retail Day, an amount equal to the Net Amount Due Dillard’s (as such term is defined in the Operating Procedures) set forth in the Settlement File delivered on such Retail Day; provided that if the Retail Day is not a Business Day such amount will be paid by 12:00 pm CT on the next Business Day. If any Retail Day falls on any day other than a Business Day the Bank will process the Settlement File for payment on the next Business Day. The Company shall be responsible for allocating such remittance amount to all Company Channels as appropriate and the Bank shall have no responsibility or liability in connection therewith (it being agreed that the Bank has no obligation to accept Charge Transaction Data directly from, or make remittances to, any Person other than the Company). If for any reason the Bank is unable to make an exact payment to the Company when due pursuant to this Section 8.4, including because Charge Transaction Data is not available for transmission as stated above, the Bank shall make an estimated payment based on sales slips from a previous, comparable day, and as soon as practicable thereafter the Parties shall true-up the estimated payment for such date based on the actual payment required based on the actual sales slips for such date.

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8.5    The Bank’s Right to Charge Back.
The Bank shall have the right to charge back to the Company the amount of the Charge Transaction Data paid by the Bank pursuant to Section 8.4 if with respect to the related Company Transaction:
(a)    the Cardholder refuses to pay the charge based on a dispute regarding the quality or delivery of Company Goods and Services representing a valid defense to payment consistent with the Company’s return policy and Applicable Law; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of the Bank, after consultation with the Company; or
(b)    the Cardholder refuses to pay the charge based on a claim of unauthorized use of the Company Credit Card and (i) the transaction at issue was a result of Employee Fraud or (ii) the Bank can demonstrate that the Company had failed to obtain a valid authorization number for the Company Transaction (unless the Company was permitted to effect such transaction without such authorization based on the down-time procedures in the Operating Procedures) in violation of the Operating Procedures; or
(c)    the Cardholder refuses to pay the charge based on a dispute regarding accuracy of the material Charge Transaction Data and the Bank can demonstrate that (i) the price of the Goods and Services shown in the Charge Transaction Data exceeds the amount shown on the Cardholder’s copy of the sales slip or (ii) the sales slip is illegible with respect to the Charge Transaction Data disputed by the Cardholder or is missing information in any material respect.
8.6    Exercise of Chargeback. If the Bank exercises its right of chargeback as set forth in Section 8.5, the Bank shall set off all amounts charged back against any sums due to the Company under this Agreement (first from the amount due to the Company pursuant to Section 8.4). If any such amount is not covered by the amount due to the Company pursuant to Section 8.4, only then may the Bank demand payment from the Company for the amount of such chargeback, solely to the extent not covered by the amount due to the Company pursuant to Section 8.4. In any event, the Bank shall not be permitted to recover a chargeback in excess of the relevant Charge Transaction Data paid by the Bank pursuant to Section 8.4. In the event of a chargeback pursuant to this Article VIII, upon payment in full of the related amount by the Company, the Bank shall immediately assign to the Company, without any representation, warranty or recourse, (a) all right to payments of amounts charged back in connection with such Cardholder charge, and (b) any security interest granted by the Company under Section 19.1. The Bank shall cooperate fully in any effort by the Company to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts.
8.7    No Merchant Discount. The Parties’ agreement concerning merchant discount and certain other matters concerning settlement is set forth on Schedule 8.7.

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ARTICLE IX

PROGRAM ECONOMICS
9.1    Company Compensation.
(a)    Payments. The Bank shall pay DIC on a monthly basis the compensation set forth in Schedule 9.1 at such times as specified in such schedule. The Bank, the Company or DIC may invoke the dispute resolution procedures set forth herein following payment of the amounts set forth in the applicable settlement sheet.
(b)    Form of Payment. All payments pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company unless otherwise agreed upon by the Parties in writing.
9.2    The Bank’s Responsibility for Program Operation. Except as otherwise expressly specified in this Agreement, each Party shall bear its own costs and expenses in connection with fulfilling its obligations and exercising its rights hereunder. If the Parties mutually agree to undertake changes to the Program that will cause either or both Parties to incur costs, the Parties shall agree to the allocation of such costs between the Parties at such time (except to the extent such costs are already allocated herein and not modified by a subsequent agreement of the Parties).
9.3    Joint Program Commitment. The Parties’ agreement concerning the Joint Program Commitment and Joint Program Activities is set forth on Schedule 9.3.
ARTICLE X

LICENSED MARKS AND INTELLECTUAL PROPERTY
10.1    Licensed Marks.
(a)    Grant of License to Use the Company Licensed Marks. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Bank a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as set forth herein) right and license to use the Company Licensed Marks in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program. All uses of the Company Licensed Marks (including, without limitation, initial uses and any new uses that differ in any way materially therefrom) shall require the prior written approval of the Company and shall be in accordance with this Agreement and any Trademark Style Guide or other rules as may be delivered by the Company to the Bank from time to time. To the extent the Bank delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized Service Provider or to the extent the services of an authorized third party are required in connection with the Bank’s participation in the Program, in accordance with the terms and conditions of this Agreement, the Bank may sublicense its rights in the Company Licensed Marks hereunder to such authorized Person, in each case solely as necessary to perform any such services required to be performed by the Bank hereunder; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Company

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Licensed Marks hereunder and the Bank shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of the Bank and may not be sublicensed without the prior written approval of the Company.
(b)    Grant of License to Use the Bank Licensed Marks. Subject to the terms and conditions of this Agreement, the Bank hereby grants to the Company a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as set forth herein) right and license to use the Bank Licensed Marks in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program. All uses of the Bank Licensed Marks (including, without limitation, initial uses and any new uses that differ in any way materially therefrom) shall require the prior written approval of the Bank and shall be in accordance with this Agreement and any Trademark Style Guide or other rules as may be delivered by the Bank to the Company from time to time. To the extent the Company delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party or to the extent the services of an authorized third party are required in connection with the Company’s participation in the Program, in accordance with the terms and conditions of this Agreement, the Company may sublicense its rights in the Bank Licensed Marks hereunder to such authorized Person in each case solely as necessary to perform any such services required to be performed by the Company hereunder; provided that such Person shall agree to comply with all of the terms and conditions of the use of the Bank Licensed Marks hereunder and the Company shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of the Company and may not be sublicensed without the prior written approval of the Bank.
(c)    New Marks. If either Party adopts a Trademark which is used by such Party in connection with the Program but which is not listed on Schedule 1.1(a) or (b), as applicable (a “New Mark”), (i) the other Party may request in writing that the Party adopting such New Mark add the New Mark to Schedule 1.1(a) or (b), as applicable, and license its use hereunder, (ii) the Party adopting such New Mark shall not unreasonably refuse or fail to do so, and (iii) such New Mark shall be added to Schedule 1.1(a) or (b), as applicable, by amendment of this Agreement prior to the commencement of use by the licensee.
10.2    Termination; Ownership; and Infringement.
(a)    Termination of Licenses. The licenses granted in Section 10.1 shall terminate at the end of the Termination Period provided that (i) if the purchase option under Section 17.2 is exercised (and the Company or its Nominated Purchaser thus owns the Program Assets) then such licenses shall continue for a six (6) month period following the Termination Period (or, subject to agreement by the Parties, such longer period during which interim servicing is being provided hereunder) to the extent necessary for winding down the operation of the Program in a manner consistent with the terms of this Agreement and with past practice and (ii) if the purchase option is not exercised (and the Bank thus continues to own the Program Assets) then Section 17.3(c) shall govern the Bank’s use of the Company Licensed Marks. Upon the termination of the licenses granted in Section 10.1, each Party shall (and shall cause its permitted sublicensees to): (i) discontinue immediately all use of the other Party’s Trademarks;

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and (ii) except as provided below, destroy all unused Company Credit Cards, Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items, in each case, bearing any of the other Party’s trademarks. Notwithstanding anything herein, each Party shall have the right at all times after the Termination Period to use the other Party’s Trademarks solely (i) in a non-trademark or “fair use” manner (provided that such use does not convey or suggest or is not reasonably likely to convey or suggest that the Parties are still participating in the Program) or as required by Applicable Law; or (ii) on any archival legal documents, business correspondence and other similar items that are not consumer-facing.
(b)    Ownership of the Licensed Marks. The Parties acknowledge that (i) each Party shall retain exclusive ownership of its Trademarks, all rights therein, and the goodwill associated therewith; (ii) each Party shall neither contest nor take any other action which shall adversely affect the other Party’s exclusive ownership of its Trademarks or the goodwill associated therewith, and (iii) any and all goodwill arising from use of the Company Licensed Marks by the Bank or the Bank Licensed Marks by the Company shall inure to the benefit of the Company or the Bank, respectively. Nothing herein shall give the Parties any proprietary interest in or to the other Party’s Trademarks except as set forth in this Article X.
(c)    Infringement by Third Parties. Each Party shall use reasonable efforts to notify the other Party in writing, promptly upon acquiring Knowledge of any infringing use of the other Party’s Trademarks that are being licensed under this Article X by any third party in the United States in the credit card field. If any of the Trademarks licensed under this Article X is infringed, the owner of such trademark has the sole right (but not the obligation) to prosecute same, and the other Party shall reasonably cooperate with and assist in such prosecution.
10.3    Intellectual Property.
(a)    The Parties recognize that they shall retain their respective Intellectual Property rights and other proprietary rights in materials except as otherwise set forth in this Agreement. The terms of this Agreement shall not be construed to restrict, impair or deprive either Party of any such rights or proprietary interests. Unless the Parties agree otherwise in writing, the Company shall solely own all Intellectual Property Rights in any creation of or improvement to the look, feel, content, design and collateral aesthetics of the Company Credit Cards, Credit Card Documentation, the Program Website, Inserts, any Program related social media pages or “apps,” Solicitation Materials and any other communications to Cardholders created by either Party, except for Bank Licensed Marks that appear on any of the foregoing and any content dictated by Applicable Law (hereinafter, collectively, “Program Materials”). Each Party grants and agrees to grant to the other Party a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as set forth herein) license to and under all Program Materials other Intellectual Property of the granting Party used in connection with the Program by the other Party to perform such Party’s obligations hereunder. To the extent the Parties delegate any of their rights or obligations hereunder to any authorized Affiliate and/or authorized third party or to the extent the services of an authorized third party are required in connection with the Parties’ participation in the Program, in accordance with the terms and conditions of this Agreement, the Parties may sublicense their rights to and under the other Party’s Intellectual Property to such authorized Person, in each case solely as necessary to perform any such

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services required to be performed by the sublicensing party hereunder; provided that such Person shall agree to comply with all of the terms and conditions of this Section 10.3 (with the owner of the Intellectual Property a third party beneficiary of such agreement) and provided that the sublicensing Party shall remain liable for such Person’s failure to so comply. The licenses granted under this Section 10.3(a) shall terminate at end of the Termination Period.
(b)    Joint Intellectual Property. The Parties agree that they shall not develop any joint Intellectual Property unless they have agreed in writing. To the extent that the Company and Bank desire to work cooperatively on development activities, prior to the commencement of such development efforts, the Parties shall agree in writing concerning the specific requirements and conditions applicable to joint development and joint ownership, and may include, but are not limited to, (i) responsibility for development costs, (ii) filing of appropriate Intellectual Property rights to recognize both Parties as joint owners of any resulting work product, (iii) any applicable transfer restrictions, and (iv) any applicable licensing requirements. Unless the Intellectual Property rights in any such jointly-developed work product are purchased by one Party from the other, the Intellectual Property rights secured by each Party for such work product shall survive the termination or expiration of this Agreement.
ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1    General Representations and Warranties of the Company. Except as Previously Disclosed, the Company makes the following representations and warranties to the Bank as of the date hereof, each and all of which, except the representations and warranties in Section 11.1(d), shall be deemed to be restated and remade on and as of the Effective Date and each other date on which a payment is made by the Bank to the Company hereunder:
(a)    Corporate Existence. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all Governmental Authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Authorization; Validity. The Company has all necessary corporate power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of the Company hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by the Company pursuant hereto. The execution and delivery by the Company of this Agreement and all documents, instruments and agreements executed and delivered by the Company pursuant hereto, and the consummation by the

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Company of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate actions of the Company. This Agreement (i) has been duly executed and delivered by the Company, (ii) constitutes the valid and legally binding obligation of the Company, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)    Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by the Company, its compliance with the terms hereof, and consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which the Company or any of its Affiliates is a party or by which they are bound, or to which any of the assets of the Company or any of its Affiliates are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of the Company or any of its Affiliates; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to the Company or any of its Affiliates; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which the Company or any of its Affiliates is a Party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of the Company, threatened against the Company or any of its Affiliates, at law, in equity or otherwise, by or before any Governmental Authority or before any arbitrator or panel of arbitrators, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    Compliance with Laws. Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with all requirements of Applicable Law relating to the GE Program Assets and neither the Company nor any of Affiliates is subject to any Applicable Order issued by any Governmental Authority that restricts or would reasonably be expected to restrict in any respect the Company’s ability to perform all of its obligations under the Program.
(f)    The Company Licensed Marks, Intellectual Property. The Company has the right, power and authority to grant the rights to use the Company Licensed Marks, Intellectual Property and Program Materials provided by the Company to the Bank. The Company Licensed Marks have not been abandoned and the rights in and to such Company Licensed Marks are valid, subsisting and, to the Knowledge of the Company, in full force and effect and,

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to the Knowledge of the Company, neither such Company Licensed Marks, nor the uses thereof, violate the Intellectual Property rights of any Person.
(g)    Solvency. The Company is solvent.
11.2    General Representations and Warranties of the Bank. Except as Previously Disclosed, the Bank hereby makes the following representations and warranties to the Company as of the date hereof, each and all of which, except the representations and warranties in Section 11.2(d), shall be deemed to be restated and remade on and as of the Effective Date and each other date on which a payment is made by the Bank to Company hereunder:
(a)    Corporate Existence. The Bank (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of the its business or the activities in which it is engaged, or proposes to engage pursuant to this Agreement, makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all Governmental Authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business and the Program pursuant to this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.
(b)    Authorization; Validity. The Bank has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement, and (ii) perform the obligations required of the Bank hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by the Bank pursuant hereto. The execution and delivery by the Bank of this Agreement and all documents, instruments and agreements executed and delivered by the Bank pursuant hereto, and the consummation by the Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the Bank. This Agreement (i) has been duly executed and delivered by the Bank, (ii) constitutes the valid and legally binding obligation of the Bank, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).
(c)    Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by the Bank, its compliance with the terms hereof, and the consummation of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which the Bank or any of its Affiliates is a party or by which they are bound, or to which any of the assets of the Bank or any of its Affiliates are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent

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organizational document(s), of the Bank or any of its Affiliates; (iii) breach or violate any Applicable Law or Applicable Order, in each case, applicable to the Bank or any of its Affiliates; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which the Bank or any of its Affiliates is a Party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i) and (iii)-(v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.
(d)    No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of the Bank, threatened against the Bank or any of its Affiliates, at law, in equity or otherwise, by or before any Governmental Authority or before any arbitrator or panel of arbitrators, which has had or would reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.
(e)    Compliance with Laws. Except to the extent that any of the following would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect, the Bank and its Affiliates are in compliance with all requirements of Applicable Law relating to its Credit Card business and the Program and neither the Bank nor any of its Affiliates is subject to any Applicable Order that restricts or would reasonably be expected to restrict in any respect the Bank’s ability to perform all of its obligations under the Program.
(f)    Servicing Qualifications. The Bank is licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.
(g)    Bank Licensed Marks; Intellectual Property. The Bank has the right, power and authority to grant the rights to use the Bank Licensed Marks, Intellectual Property and Program Materials provided by the Bank to the Company. The Bank Licensed Marks have not been abandoned and the rights in and to such Licensed Marks are valid, subsisting and, to the Knowledge of the Bank, in full force and effect and, to the Knowledge of the Bank, neither such Bank Licensed Marks, nor the uses thereof, violate any right of any kind or nature whatsoever of the Intellectual Property rights of any Person.
(h)    FDIC Insurance. The Bank’s deposit accounts are insured by the FDIC to the fullest extent permitted by Applicable Law, and to the Knowledge of the Bank, no proceeding is contemplated to revoke such insurance.
(i)    Payment Networks. The Bank is a member in good standing of the Payment Network and has full authority under the by-laws and other membership and operating rules of the Payment Network to issue the Co-Branded Credit Cards, use and display (and permit Company to use and display in accordance with this Agreement) the Payment Network Trademarks and otherwise perform its obligations under this Agreement.
(j)    Solvency. The Bank is solvent.

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11.3    No other Representations or Warranties. Except as expressly set forth in Sections 11.1 and 11.2, and except for any other representations or warranties expressly set forth in this Agreement, neither the Bank nor the Company has made or makes any other express or implied representations, or any express or implied warranty.
11.4    General Covenants of the Company.
(a)    Litigation. Except to the extent prohibited by Applicable Law, the Company shall promptly notify the Bank in writing if it receives written notice of (i) any litigation, investigation or other claim pending or, to the Knowledge of the Company, threatened before any Governmental Authority to which the Company or any of its Affiliates is party that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) any Applicable Order with a Governmental Authority that has had or would reasonably be expected to have a Company Material Adverse Effect or with which the Bank would be required to comply under this Agreement.
(b)    Reports and Notices. The Company shall provide the Bank with a notice specifying the nature of any Company Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Company Event of Default, or any circumstance, event or development or other information with respect to the Company or its Affiliates which is likely to have a Company Material Adverse Effect. Notices pursuant to this Section 11.4(b) relating to Company Events of Default shall be provided within two (2) Business Days after the Company has Knowledge of the existence of such default. Notices relating to all other circumstances, events, developments or information described in this Section 11.4(b) shall be provided promptly after the Company has Knowledge of the existence of such circumstance, event or development. A failure to provide any required notice pursuant to this Section 11.4(b) shall not be considered a separate or independent Company Event of Default.
(c)    Applicable Law/Operating Procedures. Subject to Section 4.6(b) and the remainder of this Section 11.4(c), the Company shall at all times during the Term comply in all material respects with Applicable Law affecting its obligations under this Agreement. Notwithstanding the foregoing, the Company shall have no liability hereunder for a failure to comply with requirements of Applicable Law related to the Company Credit Cards or Accounts or their solicitation, associated documentation or servicing or maintenance if the Bank has not notified the Company of such requirement of Applicable Law.
(d)    Disputes with Cardholders. The Company shall reasonably cooperate with the Bank in a timely manner (but in no event less promptly than required by Applicable Law) to attempt to resolve all disputes with Cardholders.
(e)    Licensees. After the Effective Date, all Licensees that interact with the Program and who do not sell Goods and Services consistent with the Goods and Services sold by the Company and its Affiliates shall be approved by Bank in writing before being permitted to act as Licensee under this Agreement.
(f)    Business Continuity and Disaster Recovery. The Company shall, directly or through an Affiliate, maintain a business continuity and disaster recovery plan and have in place

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sufficient back-up Systems, equipment, facilities and trained personnel to implement such business continuity and disaster recovery plan so as to perform its obligations under this Agreement continuously through a disaster. The Company shall provide the Bank with access to review a reasonably detailed summary of such plan upon request. The Company will test its disaster recovery plan annually, make the results of such test available upon request by the Bank and will promptly initiate such plan upon the occurrence of a disaster or business interruption.
(g)    Financial Condition. If at any time either of the financial conditions described in Schedule 11.4(g) occurs, the Company shall take the actions set forth in such Schedule.
(h)    Cooperation with Conversion; Enforcement of Certain Rights Against GE. The Company’s covenants concerning cooperation with Conversion and enforcement of certain rights it may have against GE is set forth on Schedule 11.4(h).
11.5    General Covenants of the Bank.
(a)    Litigation. Except to the extent prohibited by Applicable Law (except for Applicable Law adopted by the Bank pursuant to subclause (vi) of the definition of Applicable Law herein), the Bank shall promptly notify the Company in writing if it receives written notice of (i) any litigation, investigation or other claim pending or, to the Knowledge of the Bank, threatened before any Governmental Authority to which the Bank or any of its Affiliates is party that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect; and (ii) any Applicable Order by or with a Governmental Authority that has had or would reasonably be expected to have a Bank Material Adverse Effect or with which the Company would be required to comply under this Agreement.
(b)    Reports and Notices. The Bank shall provide the Company with a written notice specifying the nature of any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default, or any circumstance, event or development or other information with respect to Bank or its Affiliates which is likely to have a Bank Material Adverse Effect. Notice pursuant to this Section 11.5(b) relating to Bank Events of Default shall be provided within two (2) Business Days after the Bank has Knowledge of the existence of such default. Notices relating to all other circumstances, events or developments or information described in this Section 11.5(b) shall be provided promptly after the Bank obtains Knowledge of the existence of such event or development. A failure to provide timely notice pursuant to this Section 11.5(b) shall not be considered a separate or independent Bank Event of Default.
(c)    Applicable Law/Operating Procedures.
(i)    The Bank shall at all times during the Term and continuing until the end of the Termination Period (A) comply in all material respects with Applicable Law affecting its obligations under this Agreement and the Operating Procedures, and (B) ensure that the operation of the Program does not contravene or conflict with Applicable Law or the rights of third parties.
(ii)    In accordance with Section 4.6, the Bank shall provide the Company with reasonable advance notice of any changes in Applicable Law that will be binding upon or affect

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the Company or the operation of the Program (or if advance notice is not practicable, the Bank shall give such notice as soon as practicable, and in such event the Company shall not be responsible hereunder for complying with such changes unless and until a reasonable time after receipt of such notice so as to permit the Company to achieve such compliance).
(d)    Books and Records. The Bank shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of the Bank’s financial transactions relating to the Program, are made in accordance with GAAP and the requirements of this Agreement. All of the Bank’s records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.
(e)    Servicing Qualifications. The Bank shall at all times during the Term and continuing until the end of the Termination Period remain licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Bank Material Adverse Effect.
(f)    Regulatory Status. The Bank shall continue its existence as a national banking association duly organized under the laws of the United States.
(g)    FDIC Insurance. The Bank’s deposit accounts shall be insured by the FDIC to the fullest extent permitted by Applicable Law throughout the Term.
(h)    Payment Network. The Bank is and shall be a member in good standing of the Payment Network throughout the Term, with full authority under the by-laws and other membership and operating rules of the Payment Network to issue the Co-Branded Credit Cards, use and display (and permit the Company to use and display in accordance with this Agreement) the Payment Network Trademarks and otherwise perform its obligations under this Agreement.
(i)    Purchase Agreement. The Bank agrees as set forth on Schedule 11.5(i).
ARTICLE XII

ACCESS, AUDIT AND DISPUTE RESOLUTION
12.1    Access to Facilities, Books and Records. Each Party shall permit the other Party to visit its facilities related to the Program during normal business hours with reasonable advance notice. Each Party shall also permit the other Party and its Representatives to obtain copies of the books and records relating to the Program for reasonable purposes relating to the Program; provided that neither Party shall be required to provide access to (a) its Systems or (b) records to the extent that (i) such access to such records is prohibited by Applicable Law, (ii) such records are legally privileged, or (iii) such records relate to other customers of, or credit programs operated by, the Company or Bank. Notwithstanding the foregoing, the Bank shall have no obligation to provide the Company or any other person with access to the Bank’s data centers. For the avoidance of doubt, the Company authorizes the Bank to monitor the administration and

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promotion of the Program by reasonable means and the results of such monitoring shall be delivered to the Parties’ respective Managers.
12.2    Audit Rights. Not more than once per consecutive twelve (12) month period or at any time that a Party disputes the amount of any monies owed by either Party to the other hereunder or at any time a Party has reason to suspect that the other Party has committed a non de minimis breach of this Agreement, such Party, at its sole cost and expense and upon five (5) Business Days prior notice to the other Party, may, in accordance with this Agreement, conduct (or cause a third party experienced in auditing Credit Card programs to conduct) an audit to determine whether such other Party is in compliance with its obligations pursuant to this Agreement. Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing Party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference to the extent practicable with the audited Party’s normal business operations. The audited Party shall use commercially reasonable efforts to facilitate the auditing Party’s review, including making reasonably available such personnel of the audited Party and its Service Providers to assist the auditing Party and its Representatives as reasonably requested. The audited Party shall deliver any document or instrument necessary for the auditing Party to obtain such records from any Person maintaining records for the audited Party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited Party also shall be required to provide records relating to the Program held by Service Providers at the auditing Party’s request. Notwithstanding the generality of the foregoing, the audited Party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records are company planning documents of such Party or any of its Affiliates, operating budgets that are not used in calculating any amounts payable hereunder or personnel records of individual employees (provided that, subject to Applicable Law, this clause (c) shall not preclude access to such records as are reasonably necessary to substantiate the Bank’s compliance with Section 3.3 or to investigate Employee Fraud), or (d) such records relate to other customers or operations of such Party other than the Program or to personnel records not normally disclosed in connection with audits. In addition, and notwithstanding the foregoing or anything else in this Agreement, the audit must be conducted pursuant to the parameters of the Bank’s own policies, standards, and procedures for customer information security risk assessments, and shall not include any inspection or audit of Bank Systems. If an audit conducted pursuant to this Agreement reveals any error or deficiency or other failure to perform on the part of either Party, that Party will, as soon as reasonably possible following the date on which it becomes aware of such error, deficiency or other failure to perform, and in no event later than thirty (30) days following such date, deliver to the other Party to this Agreement a corrective action plan that, if followed, will correct the error, deficiency or other failure to perform and execute the plan.
12.3    Governmental Authority Supervision. The Company agrees to allow any Governmental Authority asserting supervisory authority over either Party or such Party’s Affiliates or Service Providers to inspect, audit, and examine the facilities, systems, records and personnel relating to the Program. The Bank shall, to the extent possible and as permitted by Applicable Law or the applicable Governmental Authority, provide the Company with reasonable advance notice of any such inspection, audit or examination. The Company acknowledges that Governmental Authorities (or their respective representatives) have the right

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to (a) exercise directly the audit rights granted to Bank under this Agreement; (b) accompany the Bank (or the Bank’s representatives) when it exercises its inspection rights under this Agreement; (c) access and make copies of all internal audit reports (and associated working papers and recommendations) prepared by or for the Company the Program; and (d) access any findings in the external audit of Company (and associated working papers and recommendations) prepared by or for Company that relate to the Program, subject to the consent of Company’s external auditor.
12.4    Dispute Resolution. Any disagreement, controversy, dispute or claim arising out of or relating to this Agreement, excluding a disagreement, controversy, dispute or claim related to a Party’s unilateral right to make a decision hereunder, but including any dispute regarding the interpretation of any provision of this Agreement with respect to the performance by either party hereunder (any such disagreement, controversy, dispute or claim, a “Dispute”) shall be submitted to the Strategic Operating Committee. The Strategic Operating Committee shall in good faith attempt to resolve such matter. If the Strategic Operating Committee fails to resolve the Dispute by unanimous agreement (with each Party’s representatives to the Strategic Operating Committee having a single vote) within ten (10) Business Days after such Dispute is submitted, then the Parties shall be free to exercise all legal and equitable rights in respect of such Dispute. Upon resolution of a Dispute by the Strategic Operating Committee relating to a payment to be made pursuant to this Agreement, the Party responsible for such payment shall make such payment (in such amount as determined by the Strategic Operating Committee) no later than five (5) Business Days following such resolution plus interest at the Prime Rate on any amount due computed from and including the date such amount should have been paid pursuant to this Agreement through and excluding the date of payment. This provision shall not limit either Party’s right to obtain any provisional remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the aggrieved Party’s sole discretion, to protect its rights under this Agreement or to institute formal proceedings prior to the expiration of the dispute resolution period referred to in this Section 12.4 to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.
ARTICLE XIII

CONFIDENTIALITY
13.1    General Confidentiality.
(a)    For purposes of this Agreement, “Confidential Information” means any of the following: (i) nonpublic information that is provided by or on behalf of either the Company or the Bank to the other Party or its Representatives or Service Providers in connection with the Program (including information provided prior to the date hereof or the Effective Date); (ii) information about the Company or the Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by or on behalf of the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results, business systems, methods, processes, know-how, financing data, programs and products and Loyalty Program benefit terms and features and tests thereof; (B) information regarding any products offered or proposed to be offered under the Program or the manner of

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offering of any such products; (C) information unrelated to the Program obtained by the Company or the Bank in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (D) Intellectual Property such as proprietary technical information, including source code, developed in connection with the Program; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan. The provisions of this Article XIII governing Confidential Information shall not govern Cardholder Data or Shopper Data, which shall be governed by the provisions of Article VI.
(b)    The restrictions on disclosure of Confidential Information under this Article XIII shall not apply to information received or obtained by the Company or the Bank, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations of such disclosing Party; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law or applicable stock exchange rules; provided that the Party subject to such Applicable Law or applicable stock exchange rules shall consult with the other Party with respect to such filing or disclosure and shall seek to obtain confidential treatment of such portions of this Agreement as to which the other Party seeks such treatment, unless the filing Party concludes in its reasonable discretion based on the advice of its counsel (which advice shall be discussed with counsel to the other Party if requested) that such request is inconsistent with the filing Party’s obligations under Applicable Law; and provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by the Company or the Bank, as the case may be, without the use or knowledge of any proprietary, non-public information provided by the other Party under, or otherwise made available to such Party as a result of, this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.
(c)    The terms and conditions of this Agreement and the Marketing Plan and all of the items referred to in clauses (A) through (B) of Section 13.1(a)(ii) shall each be the Confidential Information of the Company and the Bank and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them.
(d)    Except to the extent required by the Securities and Exchange Commission or other Governmental Authority with jurisdiction over securities disclosure requirements or pursuant to applicable stock exchange rules or regulations (which disclosures shall be subject to the requirements of Section 13.1(b)), or as authorized by advance consent of the non- Disclosing Party which has not subsequently been withdrawn, Bank and Company shall keep confidential and not disclose this Agreement, or any of the terms and conditions of this Agreement, to any third party other than Bank’s or Company’s Affiliates and their Representatives and Service Providers, in each case who have signed a non-disclosure agreement with provisions that are at least as protective of Confidential Information as the provisions of this Article XIII or are bound by a professional duty to maintain the confidentiality of the Agreement. Notwithstanding anything to the contrary herein, either Party

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may disclose the Confidential Information (i) to banking regulators having supervisory authority over such Party, and to the extent such supervisory authority is subject to confidentiality requirements under Applicable Law, such disclosure may be made without providing notice to the other Party; (ii) to a prospective Nominated Purchaser at the time, under the circumstances and in accordance with the procedures set forth in Section 17.2(e); and (iii) in connection with a transaction contemplated by Section 19.2 or 19.4.
(e)    If the Company, on the one hand, or the Bank, on the other hand, receives Confidential Information of the other Party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential Information of the other Party (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.
13.2    Use and Disclosure of Confidential Information.
(a)    Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.
(b)    Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those Representatives, Service Providers or prospective Service Providers, prospective purchasers (and their respective Representatives) who have a reasonable need to access such Confidential Information, including in connection with the Program; provided that information may be disclosed to prospective purchasers of the Program Assets pursuant to Section 17.2 and their representatives solely following the time when the Bank would be required to provide information pursuant to Section 17.2(e) assuming a request therefore by the Company, and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by a confidentiality agreement consistent with the restrictions set forth in this Article XIII or is bound by a professional duty to maintain the confidentiality of the Confidential Information it receives. To the extent required by the terms of any securitization, the Bank shall have the right to disclose information regarding charged offs of Accounts.
13.3    Unauthorized Use or Disclosure of Confidential Information. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party would cause immediate and irreparable harm to the Disclosing Party for which money damages would not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all

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steps at the Receiving Party’s expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use that resulted from the Disclosing Party’s disclosure of the Confidential Information to the Receiving Party, its Service Providers or their respective Representatives.
13.4    Return or Destruction of Confidential Information. Following the end of the Termination Period (or the interim servicing period pursuant to Section 17.2(h) if applicable), the Receiving Party shall cease using and promptly, at Receiving Party’s option, return to Disclosing Party or arrange for the destruction of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, the Receiving party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain, subject to the terms of this Agreement, (a) such Confidential Information as may be present in backup, recovery or similar archival or disaster recovery systems, (b) Confidential Information (i) that a Receiving Party, its Service Providers or their respective Representatives are required to retain by Applicable Law or documented, internal retention policies, or (ii) that are automatically retained as part of a computer back-up, recovery or similar archival or disaster recovery system or form; provided such copies are not intentionally accessed except where required or requested by Applicable Law or where disclosure is otherwise permitted under this Agreement, or (c) that a Receiving Party’s or its Service Providers’ Representatives that are accounting firms retain in accordance with policies and procedures implemented by such persons in order to comply with Applicable Law or professional rules or standards. Such return or destruction shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as provided herein.
ARTICLE XIV

RETAIL PORTFOLIO ACQUISITIONS AND DISPOSITIONS
14.1    Retailer that Operates a Credit Card Business. If the Company or any of its Subsidiaries acquires or otherwise combines with (including by merger, consolidation or other business combination) a retailer that directly or through an Affiliate or unaffiliated Person issues a Credit Card in the United States and following such acquisition such retailer will operate in the United States using one or more Company Licensed Marks (such Credit Card accounts, the “New Portfolio”), then without limiting any termination rights the Company may have in connection with such transaction, the Company shall comply with this Article XIV in connection therewith. The Company shall notify the Bank of such transaction as soon as practicable, which may in the Company’s discretion be prior to or after the Company’s purchase of such retailer, and the following shall apply:
(a)    Retailer that Operates a New Portfolio. If the acquired retailer owns and operates the New Portfolio itself or through an Affiliate, the Company shall grant the Bank an exclusive right to negotiate in good faith to purchase the New Portfolio, including the related program assets. Such exclusive negotiation right shall terminate sixty (60) days after the Bank’s receipt of reasonable, industry standard information about such New Portfolio to enable the Bank to evaluate the New Portfolio. In connection with this right, the Company shall reasonably cooperate with the Bank’s efforts to obtain reasonable due diligence information regarding the New Portfolio. The Bank shall be solely responsible for funding the purchase of the New

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Portfolio, and if acquired by the Bank, subject to any terms and conditions of such purchase, the New Portfolio shall become subject to the terms and conditions of this Agreement. The Company shall be under no obligation to accept such offer or to provide the Bank with any right to match any offer thereafter received by the Company from any third party. If the Company and the Bank do not enter into such an agreement during the Bank’s exclusive negotiation period, the Company may elect to (A) keep such New Portfolio or (B) offer such New Portfolio for sale to a third party; provided, however, that the Company will not sell the New Portfolio to a third party if the terms of such sale and the related program agreement are, in the aggregate, materially less favorable to the Company than the terms offered by the Bank. If the Company does not sell such New Portfolio to the Bank (whether because the Company elects to keep such New Portfolio or sell it to a third party), the restrictions of Section 2.2 shall not apply to the Credit Card business associated with such New Portfolio, including any growth thereof (including as a result of new Credit Cards by the retailer so acquired).
(b)    Retailer that has a New Portfolio with another Issuer. If the New Portfolio is issued through an unaffiliated Person (other than the Bank or any of its Affiliates) then the terms set forth on Schedule 14.1(b) shall apply.
(c)    Retailer that has a New Portfolio with the Bank. If the Company or any of its Subsidiaries acquires a New Portfolio issued by the Bank, the Company and the Bank shall discuss in good faith whether to integrate such Credit Card portfolio with the Program as provided in Section 14.2 below or to continue operating it in accordance with its terms; provided that if the Parties are unable to reach such agreement within sixty (60) days following the closing of the Company’s purchase of the retailer, the Parties shall continue to operate this Program and the New Portfolio separately under each existing program agreement, and the Company shall not be deemed in breach of this Agreement or the other agreement by virtue of its compliance with the terms of either such agreement.
(d)    Nothing in this Section 14.1 shall require the Company to breach, or cause a breach of, the terms of any existing agreement relating to such acquired retailer, program or New Portfolio.
14.2    Conversion of Purchased Accounts.
(a)    If the Bank acquires any New Portfolio pursuant to Section 14.1(a) or Section 14.1(b) or if the Parties agree to integrate any such New Portfolio pursuant to Section 14.1(c), subject to the terms of any agreements entered into between the Company and the Bank pursuant to Section 14.1, private label credit card accounts shall be converted to Private Label Accounts and co-branded credit card accounts shall be converted to Co-Branded Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions as the Accounts and to this Agreement, and participate in the Program, as if they were originated under this Agreement.
(b)    The Bank shall cover all costs related to conversions pursuant to this Section 14.2, including replacement of Credit Cards, notices to Cardholders and complying with other requirements of Applicable Law.

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(c)    If, pursuant to the Company’s acquisition of a New Portfolio, two separate retail Credit Card programs are offered by the Company, the Company may elect to have the Credit Cards offered pursuant to each program accepted as payment by both Retail Merchants and the acquired retailer stores.
14.3    No Other Company Obligations. Except as set forth in this Article XIV, the Company shall have no obligation to include in the Program any Credit Card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction or otherwise cause them to be transferred to the Bank. Except to the extent included in the Program in accordance with this Article XIV, an acquired portfolio may be operated free of the exclusivity restrictions set forth in this Agreement, including, for the avoidance of doubt, if the Company acquires, whether by purchase or otherwise, another retailer with a consumer Credit Card program that the Company does not seek to re-brand with a Company Licensed Mark.
14.4    Retail Portfolio Dispositions. In the event that the Company arranges for the disposition of any of its physical stores or any Company Channel other than its physical store channel, the Company may offer its designated purchaser the right to acquire the portion of the Program Assets related to such disposition and the Bank shall provide all cooperation necessary to consummate such disposition to the same extent as if such disposition were a transfer of Program Assets upon the expiration of this Agreement as provided in Article XVII. For purposes of this Section 14.4, the Company may deem an Account to be related to a disposition and to be a Program Asset if at least seventy percent (70%) of the purchases on such Account in the preceding twelve (12) month period occurred in such physical stores and/or non-store Company Channels, as the case may be, that are subject to such disposition. The Company shall notify the Bank as promptly as possible of any such disposition or any discontinuance of any Company Channels. If the Company elects not to offer the related Program Assets for sale in connection with any such disposition or the purchaser fails to purchase such Program Assets so offered and there is not a commercially reasonable basis to maintain those Program Assets related to the disposition in the Program, the provisions of Section 17.3 shall apply to such Program Assets.
ARTICLE XV
EVENTS OF DEFAULT; RIGHTS AND REMEDIES
15.1    Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by a Party hereunder:
(a)    Such Party shall fail to make a payment of any amount due and payable pursuant to this Agreement (other than the settlement of amounts due in respect of Charge Transaction Data addressed in Section 15.2(a) below) and such failure shall remain unremedied for a period of five (5) Business Days after the non-defaulting Party shall have given written notice thereof.
(b)    Such Party shall fail to perform, satisfy or comply with any material obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any SLAs), and such failure shall remain unremedied for a period of thirty (30) days

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(provided that the other Party shall have first given written notice of such failure specifying the nature of such failure in reasonable detail and such period shall commence after the dispute resolution process in Section 12.4 is exhausted without resolution), provided that if such failure cannot be cured in a commercially reasonable manner within such thirty (30) day period, such failure shall not constitute an Event of Default if the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within ninety (90) days from the date the dispute resolution process in Section 12.4 is exhausted without resolution.
(c)    Any representation or warranty by such Party contained in this Agreement shall not be true and correct in any respect as of the date when made, and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such breach in reasonable detail, provided that if such failure cannot be cured in a commercially reasonable manner within such time, such breach shall not constitute an Event of Default if the defaulting Party shall have initiated a cure within such time and such cure is completed within ninety (90) days from the date of written notice regarding such breach; and (ii) such failure shall or would reasonably be expected to have a material and adverse effect on the Program or materially diminish the economic value of the Program to the other Party.
(d)    There shall be rendered against any Party any nonappealable and final Applicable Order of any Governmental Authority that has a material adverse effect on such Party’s ability to perform its obligations under this Agreement.
15.2    Defaults by the Bank. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by the Bank hereunder:
(a)    The Bank fails to settle Charge Transaction Data and make payment in full therefor within two (2) Business Days of the time that such settlement payment is due pursuant to Section 8.4.
(b)    The Bank shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of the Bank’s regular course of business.
(c)    Any regulatory authority having jurisdiction over the Bank shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Bank or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of the Bank.
(d)    Either (i) the Bank shall (A) consent to the institution of proceedings specified in paragraph (c) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or (B) take corporate or similar action in furtherance of any such action; or (ii) either (A) a petition under the Bankruptcy Code or similar law shall be filed against the Bank and not be dismissed within sixty (60) days, or (B) a decree or order by a court having jurisdiction (1) for relief in respect of the Bank pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (2) for appointment of a custodian,

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receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Bank or of any substantial part of its properties, or (3) ordering the winding-up or liquidation of the affairs of the Bank shall, in any such case, be entered, and shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.
(e)    Any event expressly giving rise to the right of the Company to terminate hereunder pursuant to Schedule 7.2.
(f)    The Bank (i) fails to be adequately capitalized pursuant to capital requirements established from time to time by the OCC (or any other regulatory authority having jurisdiction over the Bank); and (ii) fails to correct such capital deficiency within thirty (30) days of the required implementation date for the capital requirement. The Bank shall notify the Company in writing promptly (but in any event, within ten (10) Business Days) after the expiry of the Bank’s failure to correct its capital deficiency as provided above.
15.3    Defaults by the Company. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an event of default by the Company hereunder:
(a)    The Company shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of the Company’s regular course of business.
(b)    A petition under the Bankruptcy Code or similar law shall be filed against the Company and not be dismissed within sixty (60) days.
(c)    A decree or order by a court having jurisdiction (i) for relief in respect of the Company pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or of any substantial part of its properties and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof, or (iii) ordering the winding-up or liquidation of the affairs of the Company shall, in any such case be entered.
(d)    The Company shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.
15.4    Remedies for Events of Default. In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of an Event of Default pursuant to Sections 15.1, 15.2 or 15.3, the non-defaulting Party shall be entitled to collect from the defaulting Party any amount indisputably in default plus interest based on the Prime Rate.
ARTICLE XVI

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TERM/TERMINATION
16.1    Term. This Agreement shall continue in full force and effect for ten (10) years from the Effective Date (such period from the Effective Date through the end of such period, the “Initial Term”). The Agreement shall renew automatically without further action of the Parties for successive one (1) year terms (each, a “Renewal Term”) unless a Party provides written notice of termination at least one (1) year prior to the expiration of the Initial Term or current Renewal Term, as the case may be.
16.2    Termination by the Company Prior to the End of the Initial Term or a Renewal Term. The Company may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term:
(a)    after the occurrence of a Bank Event of Default;
(b)    upon thirty (30) days’ prior written notice if there is a Change of Control of the Bank;
(c)    if the Bank shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement for a period of not less than sixty (60) days due to a Force Majeure Event and such failure shall either have a Bank Material Adverse Effect or materially diminish the benefits of the Program to the Company;
(d)    by exercising any of its termination rights pursuant to subsections (i), (ii), (iii) or (iv) of Schedule 16.2(d); or
(e)    if the Purchase Agreement is terminated without the occurrence of the GE Closing Date.
16.3    Termination by the Bank Prior to the End of the Initial Term or a Renewal Term. The Bank may terminate this Agreement upon written notice prior to the end of the Initial Term or any Renewal Term:
(a)    after the occurrence of a Company Event of Default;
(b)    if the Company ceases its retail operations;
(c)    if the Company shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement for a period of not less than sixty (60) days due to a Force Majeure Event and such failure shall either have a Company Material Adverse Effect or materially diminish the benefits of the Program to the Bank; or
(d)    by exercising either of its termination rights pursuant to subsections (iv) or (v) of Schedule 16.2(d).

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ARTICLE XVII

EFFECTS OF TERMINATION
17.1    General Effects.
(a)    In the event of a termination of this Agreement prior to the GE Closing Date, all obligations of the Parties shall cease, except with respect to the provisions specified in Section 19.22.
(b)    In the event of a notice of termination or non-renewal of this Agreement other than as specified in Section 17.1(a), all obligations of the Parties, including (i) operating and servicing the Accounts in the ordinary course of business, (ii) compensation as set forth in Article IX, originating and extending credit on Accounts and funding Cardholder Indebtedness, (iii) solicitations, marketing and advertising of the Program, (iv) funding of the Joint Program Commitment, and (v) acceptance of the Company Credit Cards in Company Channels, shall continue in accordance with and subject to the terms of this Agreement until the provisions of Sections 17.2 are satisfied (including, without limitation, the occurrence of the Program Purchase Date); provided that the Company may, at its option, upon notice to the Bank, stop accepting Company Credit Cards in Company Channels and/or marketing the Program if the Bank has breached its obligation to settle Transactions in accordance with Section 8.4 for more than two (2) consecutive Business Days following the due date of such settlement payment, provided, further, that the Company shall commence such acceptance once such breach has been cured. The Parties shall cooperate to ensure the orderly wind-down or transfer of the Program.
(c)    Upon the satisfaction of the provisions of Section 17.2 and 17.3, all obligations of the Parties under this Agreement shall cease, except that the provisions specified in Section 19.22 shall survive.
17.2    The Company’s Option to Purchase the Program Assets.
(a)    If this Agreement expires or is terminated by either Party for whatever reason after the Effective Date, DIC has the option to purchase, or has the option to arrange the purchase by a third party nominated by DIC (a “Nominated Purchaser”) of, the Program Assets from the Bank on customary terms and conditions (which terms shall be no more onerous or less favorable to the Nominated Purchaser than those applicable to the Bank in the Purchase Agreement).
(b)    The purchase option is exercisable by DIC or a Nominated Purchaser serving notice (the “Purchase Notice”) by the later of: (i) one hundred eighty days prior to expiration of the Term pursuant to Section 16.1 (or one hundred eighty (180) days after notice of termination pursuant to Section 16.2 or Section 16.3, if applicable) or (ii) one hundred eighty (180) days after DIC or the Company, as relevant, receives the information required to be provided pursuant to Section 17.2(e).
(c)    If such purchase option is exercised, DIC or the Nominated Purchaser must complete the purchase of the Program Assets within two hundred seventy (270) days after the

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notice has been given pursuant to Section 17.2(b); provided, however, that such time period shall be extended as necessary for required regulatory approvals. The date of such completion shall be the “Program Purchase Date.”
(d)    If this Agreement is terminated by either Party, the purchase price for the Program Assets purchased, payable on the Program Purchase Date, shall be as set forth on Schedule 17.2(d).
(e)    The Parties will use commercially reasonable efforts to minimize transition costs. Following the provision by either Party of notice of termination or non-renewal of this Agreement or the occurrence of an event that gives rise to a right of termination (or will with the passage of time or giving of notice give rise to such a termination right in the future), or at any time during the eighteen (18) month period preceding the expiration of the Term, promptly upon the Company’s request (but in no event later than thirty (30) days after such request), the Bank shall provide (i) DIC with Program-related data of the type that is both permitted to be disclosed by Applicable Law and typically included in a request for proposal process including all information set forth in Schedule 17.2(e), to allow DIC, its advisors and potential bidders to value the Program Assets and provide a comprehensive bid, and (ii) DIC and its prospective or actual Nominated Purchasers access to the books and records relating to the Program Assets and the performance of the Program, including, to the extent permitted by Applicable Law, Account-level data typically accessed in such a process (including the information set forth in Schedule 17.2(e), for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Program Assets. Prior to providing any prospective bidder or Nominated Purchaser with access to any of the foregoing data, DIC shall cause such prospective bidder or Nominated Purchaser to enter into confidentiality arrangements (naming the Bank as a third party beneficiary thereof) that require the prospective or actual Nominated Purchaser to maintain the confidentiality of such information consistent with the requirements of this Agreement and not to use the information other than for the evaluation of whether to make an offer to purchase the Program Assets. During this period, the Bank shall make itself reasonably available to participate in due diligence with prospective or actual Nominated Purchasers. The Bank is entitled to review and approve any confidentiality provisions related to this Section 17.2(e), such approval not to be unreasonably withheld or delayed; provided that, the Company and/or DIC shall not be required to disclose the identity of any prospective or actual Nominated Purchaser.
(f)    After the Program Purchase Date, (i) the Bank shall have no further rights in or to any Cardholder Data, and (ii) the Bank shall not solicit any Cardholder for any loan, product or service on the basis of such Person’s status as a Cardholder or any other information obtained in connection with the Program without the Company’s prior consent. For the avoidance of doubt, nothing in the Agreement shall require the Bank to delete Cardholders from general solicitations made by the Bank when such Cardholders’ information was obtained independently from third party sources of information.
(g)    If DIC exercises its right to purchase, or selects a Nominated Purchaser to purchase, the Program Assets, the Bank shall negotiate in good faith with respect to the assignment of Approved Ancillary Products (to the extent such products are not proprietary to the Bank’s credit card business), if any, to DIC or its Nominated Purchaser.

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(h)    If DIC exercises its right to purchase, or selects a Nominated Purchaser to purchase, the Program Assets, the Bank shall be required, at DIC’s option, to continue to service the Accounts for the benefit of DIC, the Company or the Nominated Purchaser in accordance with the provisions of this Agreement (or in the case of a Nominated Purchaser, an interim servicing agreement providing for the terms set forth in this Section 17.2(h) and such other terms as are customary for such agreements) for a period of six (6) months (or such shorter period as may be elected by the Company or DIC) following the end of the Termination Period; provided that if such six (6) month period ends between October 15 and January 15, the Company shall be entitled to cause such six (6) month period to be extended such that it ends after January 15. Such servicing shall be in accordance with the servicing standards set forth herein, including as set forth in Schedule 7.2, and the Bank shall be paid a reasonable monthly servicing fee agreed between the Bank and the purchaser as compensation for such servicing. For purposes of this Section 17.2(h), an active Account shall mean any account with a positive or negative balance or any Account with a zero balance but which had activity, in each case during the month for which the servicing fee is payable.
(i)    The Parties’ agreement concerning the treatment of Excluded Accounts in connection with the Program Purchase Date is set forth on Schedule 17.2(i).
17.3    Rights of the Bank if Purchase Option Not Exercised.
(a)    If this Agreement expires or is terminated and the Company gives written notice that DIC shall not exercise its option referred to in Section 17.2 or otherwise fails to exercise the option within the time period specified in Section 17.2, neither the Company or DIC shall have any further rights whatsoever in the Program Assets. In such event, the Bank shall have the right on or after the expiration or termination of this Agreement to take the actions set forth on Schedule 17.3(a).
(b)    Notwithstanding the foregoing, in no event shall the Bank use or disclose or permit any of its Affiliates to use or disclose the Cardholder Data to market or promote a Credit Card or ancillary product together with any Scheduled Retailer.
(c)    The Company hereby grants and agrees to grant to the Bank a non-exclusive, royalty-free, non-transferable, non-sublicensable license to use the Company Licensed Marks (i) for up to one hundred eighty (180) days after the Company gives written notice that the Company shall not exercise its option referred to in Section 17.2 or after the time period for the Company to exercise such option shall have expired solely to the extent necessary to exercise its rights under this Section 17.3 and (ii) for up to one hundred eighty (180) days after such written notice or expiration solely to the extent necessary to identify the Accounts in connection with the billing and collection thereof and as otherwise required by Applicable Law, after which time the Bank shall no longer (and shall cause its permitted sublicensees to cease) use any of the Company Licensed Marks (or any other Trademarks confusingly similar thereto).

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ARTICLE XVIII

INDEMNIFICATION
18.1    Company Indemnification of the Bank. From and after the date hereof, the Company shall indemnify and hold harmless the Bank, its Affiliates, and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses (collectively, “Losses”), which are caused or incurred by, result from, arise out of or relate to:
(a)    the Company’s, its Affiliates’ and their respective Service Providers’ or their respective employees’ or agents’ negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;
(b)    any breach by the Company, its Affiliates or any of their respective Service Providers of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;
(c)    any actions or omissions by the Bank taken or not taken at the Company’s written request or written direction pursuant to this Agreement except where the Bank would have been otherwise required to take such action (or refrain from acting) absent such request or direction of the Company (it being understood that neither this exception nor any request or direction of the Company shall in any way relieve the Bank of, or in any way alter, the Bank’s express obligations under this Agreement, including the Bank’s obligation to ensure that the Program complies with Applicable Law);
(d)    dishonest or fraudulent acts by the Company, or any of its Affiliates, Service Providers or their respective agents or employees, in connection with the Program (except to the extent charged back pursuant to Section 8.5 or deducted from the Risk Adjusted Margin as a Program Net Loss pursuant to Schedule 9.1);
(e)    any failure by the Company or its Affiliates or Licensees to satisfy any of their obligations to third parties with respect to the sale by them to such third parties of Goods and Services;
(f)    any Account Documentation or Solicitation Materials that were distributed by the Company and were either (i) not approved by the Bank or (ii) not provided by the Bank;
(g)    the failure of the Company to comply with Applicable Law in connection with the Program or the Operating Procedures, unless such failure was the result of any action taken or not taken by the Company at the written request or direction of the Bank;
(h)    the Company’s Inserts or Billing Statement messages (other than any such Inserts or Billing Statement messages constituting Account Documentation or Solicitation Materials, which shall be governed by clause (f) above);

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(i)    the use of the Company Licensed Marks, Intellectual Property and Program Materials provided by the Company to the Bank in connection with the Program constituting infringement of any Intellectual Property rights of such third party;
(j)    a Security Incident involving the Company’s systems or data within the Company’s or its Service Provider’s control or possession; and
(k)    the operation of a Second-Look Program.
18.2    Bank Indemnification of the Company. From and after the date hereof, the Bank shall indemnify and hold harmless the Company, its Affiliates and their respective officers, directors and employees from and against and in respect of any and all Losses which are caused or incurred by, result from, arise out of or relate to:
(a)    the Bank’s, its Affiliates’ and their respective Service Providers’ or their respective employees’ or agents’ negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;
(b)    any breach by the Bank or any of its Affiliates, or any of their respective Service Providers of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement or any Credit Card Agreement;
(c)    any actions or omissions by the Company taken or not taken at the Bank’s written request or direction pursuant to this Agreement, except where the Company would have been otherwise required to take such action (or refrain from acting) absent such request or direction of the Bank (it being understood that neither this exception nor any request or direction of the Bank shall in any way relieve the Company of, or in any way alter, the Company’s express obligations under this Agreement);
(d)    dishonest or fraudulent acts by the Bank, or any of its Affiliates, Service Providers or any of their respective agents or employees, in connection with the Program (except to the extent deducted from the Risk Adjusted Margin as a Program Net Loss pursuant to Schedule 9.1);
(e)    any failure by the Bank to satisfy any of its obligations to (i) Cardholders or other third parties with respect to the Program or the Accounts, whether pursuant to the Credit Card Agreements or otherwise or (ii) any other third parties in connection with its provision of other products and services to such third parties;
(f)    any Account Documentation or Solicitation Materials, including that such Account Documentation or Solicitation Materials fail to comply with Applicable Law, unless such failure resulted from the Company’s modification of such Account Documentation or Solicitation Materials in contravention of the review and approval requirements of this Agreement;
(g)    (i) the failure of the Program to comply with Applicable Law or (ii) the failure of the Bank to comply with Applicable Law in connection with the Program or the Operating Procedures, unless such failure was as a result of any action taken or not taken by the Company

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in violation of its express obligations under this Agreement or in violation of written instructions of the Bank delivered to the Company in accordance with this Agreement;
(h)    the Bank’s Inserts or Billing Statement messages;
(i)    the use of the Bank Licensed Marks, Intellectual Property and Program Materials provided by the Bank to the Company constituting infringement of any Intellectual Property rights of such third party;
(j)    allegations by a third party that the operation of the Program in accordance with this Agreement constitutes trademark infringement or dilution, copyright infringement, unfair competition or misappropriation of another’s ideas or trade secret, or patent infringement; and
(k)    a Security Incident involving the Bank’s systems or data within the Bank’s or its Service Provider’s control or possession.
18.3    Procedures.
(a)    In case any claim is made, or any suit or action is commenced, against a Party (the “Indemnified Party”) in respect of which indemnification may be sought by it under this Article XVIII, the Indemnified Party shall promptly give the other Party (the “Indemnifying Party”) notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice from the Indemnified Party, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section 18.3 for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation and other than as set forth in Section 18.3(b).
(b)    The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel at the Indemnifying Party’s expense has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the attorneys’ fees and expenses of counsel to the Indemnified Party shall be borne by the Indemnifying Party.
(c)    The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the

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payment of money damages for which the Indemnified Party will be released and fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may not settle or compromise any such claim, suit or action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
(d)    The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any third party claim, suit or action.
18.4    Notice and Additional Rights and Limitations.
(a)    If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Article XVIII may be sought, such failure shall not limit the liability of the Indemnifying Party to the extent the Indemnifying Party’s ability to defend the matter was not materially prejudiced by such failure to give prompt notice.
(b)    This Article XVIII shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights that either Party might otherwise have at law or in equity.
(c)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES RELATING TO OR ARISING OUT OF THIS AGREEMENT, UNLESS THE INDEMNIFIED PARTY BECOMES LIABLE TO A THIRD PARTY FOR SUCH DAMAGES, IN WHICH CASE THE INDEMNIFYING PARTY SHALL BE LIABLE, SUBJECT TO AND IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE XVIII FOR REIMBURSEMENT OF THE AMOUNTS SO PAID TO SUCH THIRD PARTY. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT LIMIT EITHER PARTY’S RIGHT TO RECOVER LOST REVENUES OR PROFITS.
ARTICLE XIX

MISCELLANEOUS
19.1    Precautionary Security Interest. The Company and the Bank agree that this Agreement contemplates the extension of credit by the Bank to Cardholders and that the Company’s submission of Charge Transaction Data to the Bank shall constitute assignment by the Company of any and all right, title and interest in such Charge Transaction Data and the Cardholder Indebtedness reflected therein. However, as a precaution in the event that any Person asserts that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, the Company hereby grants to the Bank a first priority present and continuing security interest in

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and to the following, whether now existing or hereafter created or acquired: (i) all Accounts, Cardholder Indebtedness, Account Documentation and Charge Transaction Data, (ii) all proceeds of the Cardholder Indebtedness and (iii) the reserve account and any proceeds in the reserve account created in accordance with Section 11.4(g). In addition, the Company agrees to take any reasonable action requested by the Bank, at the Bank’s expense, to establish the first lien and perfected status of such security interest. Upon the termination or expiration of this Agreement, the Bank shall execute such releases and file such notices as the Company may request to evidence the termination of the security interest provided for in this Section 19.1.
19.2    Securitization.
(a)    The Bank shall have the right to securitize the Cardholder Indebtedness or any part thereof by itself or as part of a larger offering at any time. Such securitization shall not affect the Company’s rights or the Bank’s obligations hereunder. The Bank shall not securitize the Cardholder Indebtedness in any manner that may encumber the Company’s rights hereunder to purchase Program Assets free and clear of any lien or other interest created pursuant to such securitization. All uses of the Company Licensed Marks in any securitization document shall be made in accordance with Section 10.1 and with the prior written approval of the Company.
(b)    In the event the Company elects to purchase the Program Assets pursuant to Section 17.2 and the Bank has securitized or participated any of the Cardholder Indebtedness included therein that is included in the Program Assets, the Bank shall take such actions as are necessary to remove such Program Assets from such securitization or otherwise terminate all interests and liens created in the Program Assets pursuant to such securitization and to transfer such Program Assets free and clear of all such interests and liens to the Company or its Nominated Purchaser.
19.3    Assignment. Except as permitted by Section 19.2 or this Section 19.3, none of the Company, on the one hand, or the Bank, on the other hand, shall assign this Agreement or any of its rights hereunder without the prior written consent of the other Party; provided, however, that either Party may, without the prior written consent of the other Party, assign this Agreement to an Affiliate that has the authority and financial ability to operate the Program in the manner operated by the assigning Party; provided that the Agreement shall remain binding on the assignor following the assignment.
19.4    Sale or Transfer of Accounts. Except as provided in this Section 19.4, the Bank shall not sell or transfer in whole or in part any Accounts without the Company’s prior written consent. Notwithstanding the immediately preceding sentence, pursuant to the Bank’s collections policy related to charge-offs, which will be shared with the Company, the Bank may sell or transfer in whole or in part written off Accounts without Company’s prior approval. Proceeds of any such sale or transfer shall be treated as a recovery on Cardholder Indebtedness.
19.5    Subcontracting. Each Party hereto shall be responsible for functions of such Party performed by its Affiliates or other Persons to the same extent the Party would be responsible if it performed such functions itself. The Company acknowledges and agrees that the Bank may conduct customer service and collections activities from the Philippines, which, in the case of

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collections activities may consist of up to 100% of such activities, and, in the case of customer service activities, shall not exceed 60% of all customer service activities for Cardholders other than Elite Cardholders; provided, that customer service activities for holders of Elite Credit Cards and all escalated calls shall be conducted exclusively in the United States. Except as provided in the immediately preceding sentence, the Bank shall not utilize Persons located outside the United States to perform services involving direct oral contact with Applicants or Cardholders without the prior written approval of the Company.
19.6    Amendment. Except as provided herein, this Agreement may not be amended, supplemented or otherwise modified except by a written instrument signed by the Bank and the Company.
19.7    Non-Waiver. No delay by a Party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a Party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or at equity. Any waiver by a Party shall only be made in writing and executed by a duly authorized officer of such Party.
19.8    Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.
19.9    Venue. Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York or, if such federal jurisdiction is unavailable, in the state courts of the State of New York located in the borough of Manhattan over any action arising out of this Agreement, and each Party hereby irrevocably waives any objection which such Party may now or hereafter have to the laying of improper venue or forum non conveniens. Each Party agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a Party if given as provided herein.
19.10    Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed within such State and applicable federal law.
19.11    Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of Article VI, X or XIII or the failure of a Party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a

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remedy for any such breach or failure to perform its material obligations hereunder. Each Party waives any requirements for the securing or posting of any bond in connection with such remedy.
19.12    Notices. Any notice, approval, acceptance or consent required or permitted by a Party under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person, when received via overnight courier, when sent by facsimile (with written confirmation of transmission), or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:

If to the Company:	Dillard’s, Inc. 1600 Cantrell Road Little Rock, Arkansas 72201 Attention: President Facsimile: 501-376-5917
With a copy to:	Dillard’s, Inc. 1600 Cantrell Road Little Rock, Arkansas 72201 Attention: General Counsel Facsimile: 501-376-5031
With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Maripat Alpuche, Esq. Facsimile: (212) 455-2502
If to the Bank:	Wells Fargo MAC N8235-023 7000 Vista Drive West Des Moines, IA 50266 Attention: Wells Fargo, Dillard’s Program Manager Facsimile: 515-222-8870
With a copy to:	Wells Fargo and Co. Law Department MAC N0001-10A 800 Walnut Street., 10th Floor Des Moines, IA 50309 Attention: Managing Counsel Facsimile: 515-557-1397
19.13    Further Assurances. The Company and the Bank agree to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and

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to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.
19.14    No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, or a partnership, joint venture or any association between the Company and the Bank, and no act of either Party shall be deemed to create any such relationship. The Company and the Bank each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.
19.15    Press Releases. The Company, on the one hand, and the Bank, on the other hand, each shall obtain the prior written approval of the other Party with regard to the content, timing and distribution of (i) any press releases announcing the execution of this Agreement or the transactions specified herein and (ii) any subsequent press releases concerning this Agreement or the transactions specified herein. The foregoing notwithstanding, and subject to Article XIII, it is understood that neither Party shall be required to obtain any prior consent, but shall consult with each other to the extent practicable, with regard to public disclosures required by Applicable Law or the applicable rules and regulations of any stock exchange, including pursuant to the requirements of Section 13.1(b).
19.16    No Set-Off. The Company and the Bank agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party or (ii) any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement, except as expressly set forth herein.
19.17    Third Parties. Except for the Indemnified Parties with respect to indemnity claims pursuant to Article XVIII, the Parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a Party to be created in favor of any Person or entity other than the other Party.
19.18    Force Majeure. If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade or embargo or any other act, which are beyond the reasonable control and foreseeability of a Party (each, a “Force Majeure Event”) (it being understood that a change in Applicable Law (including Payment Network rules, if applicable) shall not be deemed a Force Majeure Event; provided, however, that no Party shall be deemed to be in breach of this Agreement for acting or failing to act in a manner required by Applicable Law), then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A Party excused from performance pursuant to this Section 19.18 shall give the other Party prompt written notice of the occurrence of such Force Majeure Event and shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided herein, and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor

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dispute when it does not wish to do so. To the extent that either party is unable to maintain continuity of the services through such Force Majeure Event, it will make commercially reasonable efforts to procure an alternate source of the services in order to fulfill its obligations hereunder at its own cost.
19.19    Entire Agreement. This Agreement, the Purchase Agreement and the Mutual Non-Disclosure Agreement, dated as of October 11, 2013, between Wells Fargo Bank, National Association and the Company, together with the Exhibits, Schedules and Annexes hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by the Company and the Bank (or by any officer or employee of any such Parties) relating to the matters specified herein and therein, and constitute the entire agreement by the Parties related to the matters specified herein or therein.
19.20    Binding Effect.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(b)    The following provisions of this Agreement shall become effective as of the date hereof: Article I, Section 2.1, Section 2.2, Section 2.4, Article III, Section 4.2(e), Article VI, and Articles X through XIX, and such provisions hereof requiring the Parties to take actions prior to or in preparation of the Effective Date. All of the other provisions of this Agreement shall become effective as of the Effective Date.
19.21    Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed an original.
19.22    Survival. Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Article VI (Cardholder Information), Section 8.5 (The Bank’s Right to Charge Back), Article X (Licensed Marks and Intellectual Property), Article XII (Access, Audit and Dispute Resolution), Article XIII (Confidentiality), Article XVII (Effects of Termination), Article XVIII (Indemnification) and Sections 19.6 through 19.22 shall survive the expiration or termination of this Agreement.
19.23    Change of Control of the Company. If the Company experiences a Change of Control, the provisions of Schedule 19.23 shall apply.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

WELLS FARGO BANK, N.A.

By:	/s/ Thomas Wolfe
Name:	Thomas Wolfe
Title:	Executive Vice President

DILLARD'S, INC.

By:	/s/ James I. Freeman
Name:	James I. Freeman
Title:	Senior Vice President and Chief Financial Officer

For the purposes of Section 9.1, Section 17.2 and Section 17.3:

DILLARD INVESTMENT CO., INC.

By:	/s/ James I. Freeman
Name:	James I. Freeman
Title:	President